Exhibit 2.1

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                             DISTRIBUTION AGREEMENT


                                 by and between


                       ROCKWELL INTERNATIONAL CORPORATION


                                       and


                             CONEXANT SYSTEMS, INC.








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                                December 31, 1998



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                                TABLE OF CONTENTS

                                                                           Page

ARTICLE I DEFINITIONS.........................................................1

         Section 1.01  General................................................1

ARTICLE II THE DISTRIBUTION..................................................25

         Section 2.01  The Distribution......................................25
         Section 2.02  Fractional Shares.....................................26
         Section 2.03  Cooperation Prior to the Distribution.................27
         Section 2.04  Rockwell Board Action; Conditions to the
                         Distribution........................................28
         Section 2.05  Waiver of Conditions..................................29
         Section 2.06  Disclosure............................................29

ARTICLE III TRANSACTIONS RELATING TO THE DISTRIBUTION........................29

         Section 3.01  Intercorporate Reorganization.........................29
         Section 3.02  Rockwell Group Obligations
                          Relating to the Semiconductor
                          Business...........................................32

         Section 3.03  Intercompany Accounts and Arrangements................35
         Section 3.04  Cash Management.......................................37
         Section 3.05  The Semiconductor Board...............................39
         Section 3.06  Resignations; Transfer of Stock Held as Nominee.......39
         Section 3.07  Company Certificate of
                         Incorporation and By-Laws;
                         Rights Plan.........................................40
         Section 3.08  Insurance.............................................40
         Section 3.09  Use of Names, Trademarks, etc.........................42
         Section 3.10  Consents..............................................49
         Section 3.11  Cross-License of Intellectual Property................50
         Section 3.12  Celeritas Account.....................................69
         Section 3.13  Control of Celeritas Litigation.......................69
         Section 3.14  Newport Beach Lease...................................69

ARTICLE IV MUTUAL RELEASE; INDEMNIFICATION...................................70

         Section 4.01  Mutual Release........................................70
         Section 4.02  Indemnification by Rockwell...........................71
         Section 4.03  Indemnification by the Company........................72




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         Section 4.04  Limitations on Indemnification Obligations............74
         Section 4.05  Procedures Relating to Indemnification................75
         Section 4.06  Remedies Cumulative...................................79
         Section 4.07  Survival of Indemnities...............................79
         Section 4.08  Exclusivity of Tax Allocation Agreement...............80

ARTICLE V ACCESS TO INFORMATION..............................................80

         Section 5.01  Access to Information.................................80
         Section 5.02  Production of Witnesses...............................82
         Section 5.03  Retention of Records..................................82
         Section 5.04  Confidentiality.......................................82

ARTICLE VI MISCELLANEOUS.....................................................84

         Section 6.01  Entire Agreement; Construction........................84
         Section 6.02  Survival of Agreements................................84
         Section 6.03  Expenses..............................................84
         Section 6.04  Governing Law.........................................85
         Section 6.05  Notices...............................................85
         Section 6.06  Consent to Jurisdiction...............................87
         Section 6.07  Amendments............................................87
         Section 6.08  Assignment............................................88
         Section 6.09  Captions; Currency....................................88
         Section 6.10  Severability..........................................88
         Section 6.11  Parties in Interest...................................88
         Section 6.12  Schedules.............................................89
         Section 6.13  Termination...........................................89
         Section 6.14  Waivers; Remedies.....................................89
         Section 6.15  Further Assurances....................................89
         Section 6.16  Counterparts..........................................90
         Section 6.17  Performance...........................................90
         Section 6.18  Currency Calculations.................................90


                                     ANNEXES

Annex A - Employee Matters Agreement

Annex B - Tax Allocation Agreement


                                    SCHEDULES

Schedule 1.1(a)     - By-Laws
Schedule 1.1(b)     - Certificate of Incorporation




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Schedule 1.1(c)     - Company Subsidiaries
Schedule 1.1(d)     - Semiconductor Bank Accounts
Schedule 1.1(e)     - Former Businesses of the Company
Schedule 1.1(f)     - Semiconductor Financial Instruments
                        and Shared Agreements
Schedule 1.1(g)     - Semiconductor Litigation
Schedule 1.1(h)     - Colorado Springs Facility Equipment
Schedule 3.1(c)     - Reorganization Transactions
Schedule 3.3(a)     - Intercompany Accounts
Schedule 3.3(b)(ii) - Intercompany Agreements
Schedule 3.6        - Continuing Directors and Officers
Schedule 3.11(h)    - CMOS Imager Technology
Schedule 4.2        - Certain Form 10 Sections




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


                             DISTRIBUTION AGREEMENT



              DISTRIBUTION AGREEMENT (this "Agreement"), dated as of December 31, 1998, by and between ROCKWELL INTERNATIONAL CORPORATION, a Delaware corporation ("Rockwell"), and CONEXANT SYSTEMS, INC., a Delaware corporation formerly named Rockwell Semiconductor Systems, Inc. and, as of the date hereof, a wholly-owned subsidiary of Rockwell (the "Company").

              WHEREAS, the Rockwell Board (as defined herein) has determined that it is appropriate and desirable to distribute all outstanding shares of Semiconductor Common Stock (as defined herein) on a pro rata basis to the holders of Rockwell Common Stock (as defined herein); and

              WHEREAS, Rockwell and the Company have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect such distribution and certain other agreements that will govern certain matters relating to such distribution;

              NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:



                              ARTICLE I DEFINITIONS

                                   DEFINITIONS

              Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

              "Action" means, with respect to any Person, any actual or threatened or future action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any claims or other legal matters that have been or may be asserted by or against, or otherwise affect, such Person.




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              "Administrative Services" shall have the meaning ascribed thereto in Section 3.11(d)(i)(A).

              "Administrative Services Software" shall have the meaning ascribed thereto in Section 3.11(d)(i)(B).

              "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, following the Time of Distribution no member of either Group shall be deemed to be an Affiliate of any member of the other Group. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

              "Agreement" shall have the meaning ascribed thereto in the preamble.

              "Ancillary Agreements" means, collectively, the Employee Matters Agreement, the Tax Allocation Agreement, the Transition Agreement and the Conveyance and Assumption Instruments.

              "Application Software" shall have the meaning ascribed thereto in
Section 3.11(e)(i).

              "Assets" means any and all assets, properties and rights, whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, and wherever located (other than ownership interests in Subsidiaries), including, without limitation, the following:

                   (i) real property interests (including, without limitation, leases), land, plants, buildings and improvements;

                   (ii) machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, repair parts, tools, plant, laboratory and office




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         equipment and supplies, computer hardware and software, computer networking equipment, engineering and design equipment, test equipment and other tangible personal property, together with any rights or claims arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

                   (iii) inventories, including, without limitation, raw materials, work-in-process, materials, components, finished goods, parts, accessories and supplies;

                   (iv) cash, bank accounts, notes, short-term and long-term investments, accounts, loans and notes receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

                   (v) certificates of deposit, banker's acceptances, shares of stock, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

                   (vi) financial, accounting, corporate, operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including, without limitation, electronic media), including, without limitation, books, records, notes, sales and sales promotional material and data, advertising materials, credit information, cost and pricing information, customer and supplier lists, business plans, reference catalogs, payroll and personnel records and procedures, blue-prints, research and development files, data and laboratory books, sales order files, litigation files, minute books, stock ledgers, stock transfer records and other similar property, rights and information;




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                   (vii) (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, utility and design patents, industrial designs and utility models), patent applications, and patent and invention disclosures, and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; (B) trademarks, service marks, trade names, trade dress, logos, business and product names and slogans, any and every other form of trade identity and registrations and applications for registration thereof, worldwide; (C) copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications (including, without limitation, the right to file applications), registrations and renewals in connection therewith; (D) mask works and semiconductor chip rights, worldwide, and all applications (including, without limitation, the right to file applications), registrations and renewals in connection therewith; (E) trade secrets and confidential business and technical information (including, without limitation, ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, software and specifications and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act); (F) computer and electronic data processing programs and software, both source code and object code (including, without limitation, data and related documentation, flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs; (G) rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide; (H) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including, without limitation, electronic




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         media); (I) all other proprietary and intellectual property rights and interests; and (J) all other rights relating to any or all of the foregoing;

                   (viii) Contracts;

                   (ix) credits, prepaid expenses, deposits and retentions held by third parties;

                   (x) claims, causes of action, choses in action, rights under express or implied warranties, guarantees, indemnities and similar rights, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind;

                   (xi) Licenses; and

                   (xii) goodwill and going concern value.

              "Assigning Party" shall have the meaning ascribed thereto in
Section 3.10.

              "Assumed Rockwell Liabilities" means Liabilities of the Company Group as of the Time of Distribution which do not constitute Semiconductor Liabilities and which relate to or arise in connection with any business of Rockwell and the Rockwell Subsidiaries other than the Semiconductor Business.

              "BNA" means Boeing North American, Inc., a Delaware corporation formerly named Rockwell International Corporation.

              "BNA Transition Agreement" means the Transition Agreement dated as of December 6, 1996 by and among Rockwell, The Boeing Company and BNA, as the same may be amended.

              "Boeing Post-Closing Covenants Agreement" means the Post-Closing Covenants Agreement dated as of December 6, 1996 among BNA, The Boeing Company, Boeing NA, Inc. and Rockwell.

              "By-Laws" means the Company's by-laws substantially in the form attached hereto as Schedule 1.1(a).




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              "Cash" means all cash, cash on hand, cash in transit, cash equivalents, funds, certificates of deposit, similar instruments and other short-term investments held by Rockwell and its Subsidiaries and Affiliates (including, without limitation, members of the Company Group) at the Time of Distribution (it being understood that cash equivalents do not include intercompany cash management balances which will be eliminated as of the Time of Distribution pursuant to Section 3.03(a)).

              "Celeritas Account" means the account established with the United States District Court for the Central District of California in respect of the Celeritas Litigation pursuant to the Celeritas Court Order or any similar account established in respect of the Celeritas Litigation (as it exists on the Distribution Date) and, in each case, all cash and investments contained therein.

              "Celeritas Court Order" means the order of the United States District Court for the Central District of California dated December 3, 1998 in respect of the Celeritas Litigation, as amended by subsequent order of such court dated December 11, 1998, and as such order may be further amended from time to time.

              "Celeritas Litigation" means the litigation listed as item A.7 on
Schedule 1.1(g) (including any additional issues raised by the parties in connection therewith) and any additional litigation relating to the same facts as such litigation brought by the plaintiff thereunder following any successful appeal or other resolution in favor of the defendants.

              "Certificate of Incorporation" means the Company's certificate of incorporation substantially in the form attached hereto as Schedule 1.1(b).

              "Change in Control" means, with respect to any party, any of the following events or circumstances: (a) any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall either (i) acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the party or (ii) obtain the




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power (whether or not exercised) to elect a majority of the party's directors or
(b) Continuing Directors shall cease to constitute a majority of the board of directors of the party.

              "Claims Administration" means the processing of claims made under the Policies, including, without limitation, the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

              "Claims Made Policies" shall have the meaning ascribed thereto in
Section 3.08(a).

              "CMOS Imager Technology" means the United States patents and patent applications listed on Schedule 3.11(h), all corresponding foreign patents and patent applications based thereon or claiming the priority thereof and all know-how and other intellectual property rights directly associated therewith (but not including general fabrication technology for mixed-signal products).

              "Code" means the Internal Revenue Code of 1986, as amended, or any successor legislation.

              "Colorado Springs Facility" means the facilities (including, without limitation, the wafer fabrication facilities) related to the Semiconductor Business located at Colorado Springs, Colorado.

              "Colorado Springs Liabilities" means (i) all Liabilities based upon, arising out of, relating to or otherwise in connection with the ownership and/or operation of the Retained Colorado Springs Assets on or prior to the Lease Termination Date, including, without limitation, (A) all Liabilities for environmental claims or matters relating to the operation of the Retained Colorado Springs Assets on or prior to the Lease Termination Date or for conditions existing at the Colorado Springs Facility on or prior to the Lease Termination Date, (B) fines related to permit exceedances and (C) security and other maintenance costs, (ii) all Liabilities (including, without limitation, termination fees) based upon, arising out of, relating to or otherwise in connection with Contracts entered into by Rockwell or any of its Subsidiaries (including, without limitation, members of the Company Group) on or prior to




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the Distribution Date relating to the Retained Colorado Springs Assets or
Contracts entered into by the Company or any of the Company Subsidiaries after the Distribution Date relating to the Retained Colorado Springs Assets, including, without limitation, (A) the Product Supply Agreement dated as of March 1, 1997 (the "Praxair Contract") by and between Praxair, Inc. and Rockwell Semiconductor Systems Colorado Springs, Inc. and (B) the Utility Services Agreement dated as of October 31, 1996 (the "CSU Contract") by and between the Colorado Springs Utilities ("CSU") and Rockwell Semiconductor Systems Colorado Springs, Inc. (provided that Rockwell will pay for the actual incremental energy charges of CSU applicable to industrial users generally for electricity and natural gas actually used after the Lease Termination Date in the operation of the Colorado Springs Facility, but Rockwell will not be liable for any demand, capacity, facility, availability, termination or similar charges or for any costs for failure to utilize a minimum amount of electricity or natural gas in any period) and (iii) all Decommissioning Costs (it being understood that as of the date hereof, Rockwell intends to effect the closure and decommissioning of the Retained Colorado Springs Assets by hiring one of Blasland, Bouck & Lee, Arcadis, Geraghty & Miller or Earthtech to perform such activities as are mutually agreed to in good faith by Conexant, Rockwell and the firm so hired (or, if no such agreement is reached within ten business days after commencement of a dispute between Conexant and Rockwell with respect to the scope of such activities, such activities as Rockwell reasonably deems appropriate), that Rockwell would request the firm so hired to provide Rockwell and the Company with a final closure report after completing such activities certifying completion thereof and that the Company would be permitted to document the condition of the Colorado Springs Facility prior to the issuance of a final report by the firm so hired, but that Rockwell may, in its reasonable discretion, choose to effect such closure and decommissioning through such other means as Rockwell reasonably deems appropriate).

              "Commission" means the Securities and Exchange Commission.

              "Company" shall have the meaning ascribed thereto in the preamble.




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


              "Company Group" means the Company and the Company Subsidiaries.

              "Company Subsidiary" means each Person listed on Schedule 1.1(c) which is a direct or indirect Subsidiary of the Company as of the Time of Distribution.

              "Consents" means consents, approvals, waivers, clearances, exemptions, allowances, novations, authorizations, filings, registrations and notifications.

              "Continuing Director" means, with respect to either party, any member of such party's board of directors who either (i) is a member of such board as of the Time of Distribution or (ii) is thereafter elected to such board, or nominated for election by stockholders, by a vote of at least two-thirds of the directors who are Continuing Directors at the time of such vote; provided that an individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction (but excluding the Distribution) shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.

              "Contracts" means agreements, leases, contracts, memoranda of understanding, letters of intent, sales orders, purchase orders, open bids and other commitments and all rights therein and Liabilities thereunder, including, without limitation, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

              "Conveyance and Assumption Instruments" means, collectively, the various agreements, deeds, bills of sale, stock powers, certificates of title, instruments of conveyance and assignment, instruments of assumption and other instruments and documents to be entered into to effect the transfer of Assets and Subsidiaries and the assumption of Liabilities contemplated by the transactions described in Section 3.01.

              "Credit Agreement" means the Credit Agreement dated as of December 21, 1998 among the Company, the Company Subsidiaries from time to time party thereto, the lenders named therein and Credit Suisse First Boston, a bank organized under the laws of Switzerland, as administrative agent and as collateral agent.




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


              "CSU Contract" shall have the meaning ascribed thereto in the definition of "Colorado Springs Liabilities".

              "Decommissioning Costs" means all Liabilities in respect of (x) preparing the Retained Colorado Springs Assets for closure as a manufacturing facility (i.e., ceasing manufacturing operations, removing all Semiconductor Assets and dismantling and removing all unsold production equipment); (y) preparing the Retained Colorado Springs Assets for sale in an environmental condition suitable for ultimate use as an office building; and (z) removing and disposing of hazardous wastes from the Retained Colorado Springs Assets; including, without limitation (in each case, for any purpose set forth in clauses (x), (y) or (z) above), all environmental audit and remediation costs, consultant and contractor fees, costs for dismantling and removing unsold production equipment, costs for permit closure and any other costs that Rockwell may deem commercially reasonable (it being understood that at Rockwell's option such activities may be performed by third parties selected by Rockwell). Decommissioning Costs shall include, without limitation, the following: (i) the removal and proper disposal of hazardous materials from all hazardous material storage areas and hazardous waste storage areas; (ii) the removal and proper disposal of the following systems: (a) acid exhaust systems, (b) solvent exhaust systems, (c) ATL Solvent exhaust systems, (d) Hotwall exhaust systems, (e) industrial wastewater drain systems, (f) fluoride wastewater drain systems, (g) bulk chemical fill stations, (h) photoresist/thinner collection systems, (i) PRS collection systems, (j) specialty gas delivery systems (hazardous gases) and (k) Fab 7 diesel fuel storage and delivery systems; and (iii) following the removal referred to in clauses (i) and (ii), the removal and proper disposal of all hazardous material build-up from all remaining structures and equipment that can be removed through common mechanical processes such as sweeping, wiping and/or pressure washing. Notwithstanding the foregoing, Decommissioning Costs shall not include the removal or management of any asbestos containing materials following the Lease Termination Date.

              "Distribution" means the distribution, on the basis provided for in Section 2.01, to holders of




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


Rockwell Common Stock of the shares of Semiconductor Common Stock owned by Rockwell on the Distribution Date.

              "Distribution Agent" means the distribution agent selected by Rockwell to distribute Semiconductor Common Stock in connection with the Distribution.

              "Distribution Date" means the date determined by the Rockwell Board as the date as of which the Distribution will be effected.

              "Employee Matters Agreement" means the Employee Matters Agreement between Rockwell and the Company, substantially in the form attached hereto as Annex A.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "Form 10" means the registration statement on Form 10 filed by the Company with the Commission to effect the registration of the Semiconductor Common Stock pursuant to the Exchange Act, including, without limitation, all amendments thereto filed by the Company with the Commission prior to the Time of Distribution.

              "Former Business" means any corporation, partnership, entity, division, business unit, business, assets, plants, product line, operations or contract (including, without limitation, any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) by any member of the Pre-Distribution Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part) by any member of the Pre-Distribution Group.

              "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, Federal, state, local, domestic, foreign or international.

              "Group" means the Rockwell Group or the Company Group.

              "Indemnifiable Losses" means, subject to Section 4.04, any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including, without limitation, the costs and expenses of any and all Actions; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties recovered by a third party with respect thereto; out-of-pocket expenses and reasonable attorneys', accountants' and other experts' fees and expenses reasonably incurred in investigating, preparing or defending against any such Actions or in asserting, preserving or enforcing an Indemnitee's rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Actions).

              "Indemnifying Party" shall have the meaning ascribed thereto in
Section 4.04(a).

              "Indemnitee" means any of the Rockwell Indemnitees or the Semiconductor Indemnitees who or which may seek indemnification under this Agreement.

              "Indemnity Reduction Amounts" shall have the meaning ascribed thereto in Section 4.04(a).

              "Information" means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including, without limitation, electronic media).

              "Information Statement" means the information statement with respect to the Company sent to the holders of Rockwell Common Stock in connection with the Distribution.

              "Insurance Proceeds" means monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of an insured or (c) received from any third party in the nature of insurance, contribution or indemnification in respect of any Liability.

              "IRS" means the Internal Revenue Service.




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


              "Japanese Credit Facility" means the Yen 2.0 billion credit facility from Bank of Tokyo-Mitsubishi to Conexant Systems Japan Company Ltd. and any successor, substitute or replacement credit facilities of such credit facility.

              "Japanese Credit Facility Guarantee" means the Letter Guarantee dated as of December 11, 1998 from Rockwell in favor of Bank of Tokyo-Mitsubishi with respect to the Japanese Credit Facility and any other guarantee by any member of the Rockwell Group related to the Japanese Credit Facility, in each case, as amended, supplemented or otherwise modified or restated from time to time.

              "Japanese Debt Amount" means the aggregate amount payable by Conexant Systems Japan Company Ltd. under the Japanese Credit Facility, including, without limitation, any accrued interest and fees with respect thereto, as of the Time of Distribution.

              "Lease Termination Date" means the date on which the Company ceases to occupy the Colorado Springs Facility in accordance with the Transition Agreement.

              "Liabilities" means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, those arising out of any contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including, without limitation, all costs and expenses relating thereto and those claims, debts, liabilities, commitments and obligations arising under any law, rule, regulation, Action, order or consent decree of any Governmental Entity or any award of any arbitrator of any kind, and those arising under any Contract.

              "Licenses" means licenses, permits, authorizations, consents, certificates, registrations, variances, franchises and other approvals from any Governmental Entity, including, without limitation, those relating to environmental matters.




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


              "Lien" means any lien, security interest, pledge, mortgage, charge, restriction, claim, retention of title agreement or other encumbrance of whatever nature.

              "Meritor" means Meritor Automotive, Inc., a Delaware corporation.

              "Meritor Distribution Agreement" means the Distribution Agreement dated as of September 30, 1997 by and between Rockwell and Meritor.

              "Nasdaq" means The Nasdaq Stock Market, Inc. National Market
System.

              "Newport Beach Lease Guarantee" means the Guarantee dated as of August 18, 1998 executed by Rockwell in favor of Deutsche Bank AG, New York Branch, in its individual capacity and as Agent Lessor, Deutsche Bank AG, New York and/or Grand Cayman Branch, in its individual capacity and as Agent, and the other financial institutions from time to time identified therein, as amended, supplemented or otherwise modified or restated from time to time.

              "No-action Letter" means a letter or letters from the staff of the Commission indicating that the Division of Corporation Finance will not recommend enforcement action to the Commission if shares of Semiconductor Common Stock received by the Rockwell Savings Plans in the Distribution (i) are sold by the Rockwell Savings Plans on behalf of participants in the Rockwell Savings Plans who are not affiliates of the Company or (ii) are distributed to such participants and sold by them, in each case, without compliance with Rule 144 under the Securities Act, registration under the Securities Act or compliance with any other exemption from registration under the Securities Act.

              "Occurrence Basis Policies" shall have the meaning ascribed thereto in Section 3.08(a).

              "Operative Agreement" shall have the meaning ascribed to such term in Appendix A of the Participation Agreement dated as August 18, 1998 among the Company, Deutsche Bank AG, New York Branch, as agent for the lessors and as a lessor, Deutsche Bank AG, New York and/or Cayman Islands Branch, as a lender (together with the other financial institutions from time to time identified therein) and as agent for the lenders, and Deutsche Bank Securities Inc., as arranger, as amended, supplemented or otherwise modified or restated from time to time.

              "Ordinary Course Intercompany Arrangements" shall have the meaning ascribed thereto in Section 3.03(b)(ii).

              "Owner" shall have the meaning ascribed thereto in Section 3.11(c)(ii).

              "Person" means any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including, without limitation, a Governmental Entity).

              "Policies" means all insurance policies and insurance contracts of any kind of the Pre-Distribution Group which include the Company, the Company Subsidiaries and/or the Semiconductor Business within the definition of the named insured and which were or are in effect at any time at or prior to the Time of Distribution, including, without limitation, primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, product liability, automobile, aircraft, property and casualty, directors and officers liability, workers' compensation and employee dishonesty insurance policies, bonds and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

              "Praxair Contract" shall have the meaning ascribed thereto in the definition of "Colorado Springs Liabilities".

              "Pre-Distribution Group" means (i) each of Rockwell, the Subsidiaries of Rockwell existing immediately prior to the Time of Distribution (including, without limitation, members of the Company Group) and the former Subsidiaries of Rockwell, (ii) each of the predecessors of each of the foregoing (including, without limitation, BNA) and (iii) each of the present and former Subsidiaries and other Affiliates of each of the foregoing, and their predecessors.

              "Privileged Information" means, with respect to either Group, Information regarding a member of such Group, or any of its operations, employees, assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

              "Recipient Party" shall have the meaning ascribed thereto in
Section 3.10.

              "Record Date" means the close of business on the date determined by the Rockwell Board as the record date for the Distribution.

              "Recorded Amount" means, with respect to Cash, the amount recorded by Rockwell as of the Time of Distribution in accordance with Rockwell's practices and procedures as in effect on the date hereof. The parties acknowledge that such practices and procedures include (i) deducting the amount of outstanding checks for the purposes of determining the Recorded Amount of Cash in non-U.S. bank accounts and (ii) not deducting the amount of outstanding checks for the purposes of determining the Recorded Amount of Cash in U.S. bank accounts.

              "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

              "Retained Colorado Springs Assets" means (i) the Colorado Springs Facility, the real property and fixtures associated therewith and any mineral rights related thereto, (ii) all machinery, equipment and computer hardware contained therein, including, without limitation, the machinery, equipment and computer hardware listed on Schedule 1.1(h) (other than any such machinery, equipment and computer hardware that Rockwell shall agree upon in writing to transfer to the Company), together with any rights or claims arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof and (iii) all claims, causes of action, choses in action, rights under express or implied warranties, guarantees, indemnities and similar rights, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind related to the assets described in clauses (i) and (ii) of this definition.

              "Rights" means the Rights to be issued pursuant to the Rights
Plan.

              "Rights Plan" means the rights agreement entered into on or prior to the Distribution Date between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, substantially in the form filed as an exhibit to the Form 10.

              "Rockwell" shall have the meaning ascribed thereto in the preamble.

              "Rockwell Assets" means, collectively, all Assets which immediately prior to the Time of Distribution are owned by Rockwell or any of its Subsidiaries (including, without limitation, members of the Company Group), other than the Semiconductor Assets. Anything contained herein to the contrary notwithstanding, Rockwell Retained Assets shall be included in Rockwell Assets.

              "Rockwell Board" means the Board of Directors of Rockwell or a duly authorized committee thereof.

              "Rockwell CLIR Fund" means the Rockwell Continued Life Insurance Reserve Fund.

              "Rockwell Common Stock" means the Common Stock, par value $1.00 per share, of Rockwell.

              "Rockwell Group" means Rockwell and its Affiliates, whether now or hereafter existing, other than members of the Company Group.

              "Rockwell Indemnitees" means Rockwell, each Affiliate of Rockwell, including the Rockwell Subsidiaries, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

              "Rockwell Retained Accounts" means all bank accounts of Rockwell and its Subsidiaries and Affiliates (including, without limitation, members of the Company Group), other than Semiconductor Bank Accounts.

              "Rockwell Retained Assets" means the following:

                   (i) all (A) Rockwell Retained Accounts and (B) Cash, including, without limitation, all Cash contained in the Rockwell Retained Accounts and the Semiconductor Bank Accounts, except for (1) Cash in a Recorded Amount equal to the Japanese Debt Amount, (2) shares of common stock of Semtech Corporation held by Rockwell and its Subsidiaries and (3) shares of common stock of Gambit Automated Design, Inc. held by Rockwell and its Subsidiaries;

                   (ii) all Policies and all rights therein and related thereto, other than the benefits of Occurrence Basis Policies and Claims Made Policies to the extent described in Section 3.08(a);

                   (iii) all rights in and use of the names, trademarks, trade names and service marks "Rockwell" and "Rockwell International" and all corporate symbols and logos related thereto and all names, trademarks, trade names and service marks which include the words "Rockwell" or "Rockwell International" or any derivative thereof (other than as provided for in Section 3.09);

                   (iv) all assets with respect to pension plans of Rockwell and its Subsidiaries (including, without limitation, members of the Company Group), other than as provided for in the Employee Matters Agreement;

                   (v) all assets of and related to the Rockwell VEBA and the Rockwell CLIR Fund;

                   (vi) all Shared Agreements (subject to the provisions of Section 3.02(e));

                   (vii) all assets that are used by Rockwell and its Subsidiaries and Affiliates in providing corporate, insurance and administrative services to Subsidiaries, divisions or operating units of the Rockwell Group not included in the Semiconductor

         Business (whether or not the same or similar services are provided to the Semiconductor Business);

                   (viii) all interests of Rockwell and its Subsidiaries and Affiliates (including, without limitation, members of the Company Group) in charitable trusts and assets thereof;

                   (ix) all rights in U.S. Patent #4,368,098 entitled "Epitaxial Composite and Method of Making", all license agreements and royalties with respect to the licensing thereof and all rights to sue and recover for and remedies against past, present and future infringements thereof (including, without limitation, all rights in respect of the Action Rockwell International Corporation v. United States and SDL, Inc., Civ. No. 93-542 C, U.S. Court of Federal Claims);

                   (x) all amounts due and rights in respect of government Contracts formerly associated with the Company's Newbury Park, California facility;

                   (xi) the Retained Colorado Springs Assets; and

                   (xii) all rights, choses in action, causes of action and claims arising out of any asset described in clauses (i) through (xi) above.

              "Rockwell Savings Plans" means, collectively, (i) the Rockwell International Corporation Savings Plan, (ii) the Rockwell Retirement Savings Plan for Certain Employees, (iii) the Allen-Bradley Savings and Investment Plan for Salaried Employees, (iv) the Allen-Bradley Savings and Investment Plan for Hourly Employees, (v) the Allen-Bradley Savings and Investment Plan for Represented Hourly Employees and (vi) the Reliance Electric Company Savings and Investment Plan.

              "Rockwell Science Center" means Rockwell Science Center, LLC, a Delaware limited liability company.

              "Rockwell Subsidiary" means any Subsidiary of Rockwell other than the Company or any Company Subsidiary.

              "Rockwell VEBA" means the Trust for Employee Welfare Benefit Programs of Rockwell International Corporation.

              "Securities Act" means the Securities Act of 1933, as amended.

              "Semiconductor Assets" means, collectively, all Assets (other than Rockwell Retained Assets) which immediately prior to the Time of Distribution are owned by Rockwell or any of its Subsidiaries (including, without limitation, members of the Company Group) and which are used primarily in or relate primarily to the Semiconductor Business, as the same shall exist as of such time, including, without limitation, except as otherwise provided pursuant to any Transaction Agreement, (i) all assets reflected in the Semiconductor Balance Sheet, as such assets may have been added to or sold or otherwise changed since the date thereof, (ii) the Celeritas Account and (iii) the CMOS Imager Technology (subject to the obligation to reconvey such CMOS Imager Technology to Rockwell Science Center in accordance with Section 3.11(h)). Anything contained herein to the contrary notwithstanding, Rockwell Retained Assets shall not be included in Semiconductor Assets.

              "Semiconductor Balance Sheet" means the balance sheet of the Semiconductor Business as of September 30, 1998 contained in the Form 10.

              "Semiconductor Bank Accounts" means all bank accounts set forth on
Schedule 1.1(d).

              "Semiconductor Board" means the Board of Directors of the Company.

              "Semiconductor Business" means (i) the business engaged in at all times prior to the Time of Distribution by the Pre-Distribution Group of researching, developing, designing, engineering, manufacturing, building, selling, distributing, installing, modifying, repairing, servicing and supporting semiconductor products and systems for communications electronics markets such as personal computers, personal imaging devices, wireless communications products, network access devices and digital information and entertainment products, and activities related thereto, (ii) Former Businesses managed or operated with any of the foregoing or operationally or otherwise related to any of the foregoing, including, without limitation, the Former Businesses listed on Schedule 1.1(e) and (iii) activities related to the foregoing; provided, however, that the Semiconductor Business shall not include (A) the business heretofore and currently engaged in by Rockwell's Electronic Commerce Division, including, without limitation, researching, developing, designing, engineering, manufacturing, building, selling, distributing, installing, modifying, repairing, servicing and supporting electronic commerce products for call center systems and personalized electronic commerce applications or (B) Rockwell's mechanical filters product line, including, without limitation, the developing, designing, engineering, manufacturing, building and selling of high performance electrical bandpass filters (operating in the 3 kilohertz to 500 kilohertz center frequency range) for HF, UHF and VHF radios, automatic train controls and wireless communications infrastructure equipment. Notwithstanding anything contained herein to the contrary, the term "Semiconductor Business" shall not include Rockwell Science Center (or the operations thereof) or Rockwell's Automation or Avionics & Communications businesses. The parties acknowledge that the Semiconductor Business in the past has operated under such names as Microelectronics Division, North American Rockwell Microelectronics Company, Electronic Devices Division, Semiconductor Products Division, Microelectronics Technology Center, Digital Communications Division, Rockwell Telecommunications Division, Rockwell Semiconductor Systems Division, Multimedia Communications Division, Wireless Communications Division, Personal Computing Products Division, Personal Imaging Products Division, Digital Infotainment Division and Network Access Division.

              "Semiconductor Common Stock" means, collectively, the Common Stock, par value $1.00 per share, of the Company and the related Rights.

              "Semiconductor Financial Instruments" means all credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Semiconductor Business under which any member of the Rockwell Group has any primary, secondary, contingent, joint, several or other Liability (other than Shared Agreements), including, without limitation, those set forth on

Schedule 1.1(f), the Newport Beach Lease Guarantee and the Japanese Credit Facility Guarantee.

              "Semiconductor Indemnitees" means the Company, each Affiliate of the Company, including the Company Subsidiaries, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

              "Semiconductor Liabilities" means (i) all Liabilities of any member of the Company Group under any Transaction Agreement to which it is or becomes a party, (ii) all Liabilities for which any member of the Company Group is made responsible pursuant to any Transaction Agreement, (iii) all Colorado Springs Liabilities and (iv) all Liabilities based upon, arising out of, relating to or otherwise in connection with the Semiconductor Assets or the Semiconductor Business, whether based upon, arising out of, relating to or otherwise in connection with events, actions, occurrences, omissions, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution, including, without limitation: (A) all Liabilities reflected (or of the type reflected) on the Semiconductor Balance Sheet or described (or of the type described) in the notes thereto (as such Liabilities may have been reduced or added to or otherwise changed since the date thereof),
(B) all Liabilities in respect of checks outstanding as of the Time of Distribution relating to the Semiconductor Business, (C) all Liabilities in respect of workers' compensation, automobile, general liability, products liability, intellectual property liability and other claims and matters (whether direct or by indemnification of any Person or otherwise) relating to the Semiconductor Business, (D) all Liabilities in respect of all Actions relating to the Semiconductor Business, including, without limitation, those Actions set forth on Schedule 1.1(g), provided that (1) with respect to the Western Atlas Litigation, Semiconductor Liabilities shall include only those Liabilities described in Sections 4.03(g) and 4.03 (h) and (2) with respect to the Celeritas Litigation existing on the Distribution Date, in the event the defendants are successful in their current appeal and Rockwell receives funds from the Celeritas Account pursuant to Section 3.12, all Liabilities in respect of any additional Celeritas Litigation occurring thereafter shall be Liabilities of Rockwell, (E) all Liabilities in respect of salary, bonuses, incentive payments, severance payments and other compensation payments and all Taxes and withholdings related thereto, (F) except for those Liabilities expressly assumed by the Rockwell Group pursuant to the Employee Matters Agreement, all Liabilities in respect of employee welfare and fringe benefits relating to the Semiconductor Business (including, without limitation, claims for medical and disability benefits), (G) all Liabilities for environmental matters based upon, arising out of, relating to or otherwise in connection with the Semiconductor Business, including, without limitation, Liabilities in respect of any facility to the extent relating to the Semiconductor Business presently or formerly owned or operated by any member of the Pre-Distribution Group, (H) all Liabilities based upon, arising out of, relating to or otherwise in connection with Contracts related to the Semiconductor Business, including, without limitation, Liabilities to make payments or otherwise in connection with the termination thereof as a result of the transactions contemplated hereby or otherwise, (I) all Liabilities in respect of commitments of charitable trusts and other charitable contributions and pledges relating to the Semiconductor Business, (J) all Liabilities payable under the BNA Transition Agreement and all agreements executed in connection therewith related to the Semiconductor Business, including, without limitation, payment for all services performed for the Semiconductor Business and (K) all Liabilities relating to the Japanese Credit Facility and all other credit facilities to which any member of the Company Group is a party at the Time of Distribution, including, without limitation, all indebtedness outstanding thereunder and interest and fees payable with respect thereto.

              "Shared Agreements" means all credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments, bonds, indemnities, assurances and Contracts under which Rockwell or any Rockwell Subsidiary has any primary, secondary, contingent, joint, several or other Liability arising out of or relating to both
(i) the Semiconductor Business and (ii) one or more other businesses of Rockwell or any Rockwell Subsidiary, which by their terms will be outstanding or in effect as of or at any time following the Time of Distribution, including, without limitation, those set forth on Schedule 1.1(f).

              "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any Subsidiaries of such Person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement neither the Company nor any Company Subsidiary shall be deemed to be a Rockwell Subsidiary (as defined herein).

              "Taiwan Purchase Amount" means the amount (not to exceed $1.6 million), if any, payable after the Distribution Date by Conexant Systems Taiwan Co. Ltd. to Rockwell International Taiwan Company for the Semiconductor Assets owned by Rockwell International Taiwan Company.

              "Tax" shall have the meaning ascribed thereto in the Tax Allocation Agreement.

              "Tax Allocation Agreement" means the Tax Allocation Agreement between Rockwell and the Company, substantially in the form attached hereto as Annex B.

              "Tax Ruling" means a private letter ruling issued by the IRS in form and substance satisfactory to Rockwell (in its sole discretion) indicating that the Distribution will qualify as a tax-free spin-off to the shareowners of Rockwell for federal income tax purposes under Section 368(a)(1)(D) of the Code.

              "Third Party Claim" shall have the meaning ascribed thereto in
Section 4.05(a).

              "Third Party Licensee" shall have the meaning ascribed thereto in
Section 3.11(c)(ii).

              "Third Party Licensor" shall have the meaning ascribed thereto in
Section 3.11(c)(ii).

              "Time of Distribution" means the close of business on the Distribution Date.

              "Transaction Agreements" means, collectively, this Agreement and each Ancillary Agreement.

              "Transition Agreement" means a transition services agreement between Rockwell and the Company which will be entered into on or prior to the Distribution Date and will provide for various service and other relationships between Rockwell and the Company following the Distribution Date.

              "Transition Period" shall have the meaning ascribed thereto in
Section 3.11(d)(i)(C).

              "Western Atlas Litigation" means the litigation listed as Item
A.11 on Schedule 1.1(g) existing as of the Distribution Date (it being understood that the parties to such dispute may raise additional issues in connection therewith).

              "Western Atlas Litigation Expenses" means all internal and out-of-pocket costs of Rockwell or any Rockwell Subsidiary, including, without limitation, all overhead allocations allocated or attributable to, and all fees and expenses for attorneys, accountants, court costs and other experts incurred in connection with, investigating, preparing, litigating, arbitrating or settling (excluding amounts paid in settlement) the Western Atlas Litigation after the Distribution Date.



                                   ARTICLE II

                                THE DISTRIBUTION

              Section 2.01 The Distribution. (a) Subject to Section 2.03, on or prior to the Distribution Date, Rockwell will deliver to the Distribution Agent, for the benefit of holders of record of Rockwell Common Stock as of the Record Date, a certificate or certificates, endorsed by Rockwell in blank, representing, in the aggregate (and rounded down to the nearest whole share), a number of shares of Semiconductor Common Stock equal to the number of shares of Rockwell Common Stock issued and outstanding as of the Record Date (excluding treasury shares held by Rockwell) divided by two, and Rockwell will instruct the Distribution Agent to make book-entry credits on the Distribution Date or as soon thereafter as practicable for each holder of record of Rockwell Common Stock as of the Record Date, or the designated transferee or transferees of such holder, for a number of shares of Semiconductor Common Stock equal to the quotient obtained by dividing (i) the number of shares of Rockwell Common Stock so held by such holder of record as of the Record Date divided by (ii) two. The Distribution will be effective as of the Time of Distribution.

              (b) Rockwell and the Company will each provide to the Distribution Agent all information (including, without limitation, information necessary to make appropriate book-entry credits) and share certificates, in each case, as may be required in order to complete the Distribution on the basis of one share of Semiconductor Common Stock for every two shares of Rockwell Common Stock issued and outstanding as of the Record Date (excluding treasury shares held by Rockwell).

              Section 2.02 Fractional Shares. Anything contained herein to the contrary notwithstanding, no fractional shares of Semiconductor Common Stock will be distributed to holders of Rockwell Common Stock in the Distribution. Holders that are otherwise entitled to receive less than one whole share of Semiconductor Common Stock in the Distribution will receive cash in lieu of such fractional share as contemplated hereby. As soon as practicable after the Distribution Date, Rockwell will direct the Distribution Agent to determine in accordance with its customary practice the number of fractional shares of Semiconductor Common Stock otherwise allocable to holders of record or beneficial owners of Rockwell Common Stock as of the Record Date, to aggregate all such fractional shares and sell as soon as practicable the whole shares obtained by aggregating such fractional shares either in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Rockwell will direct the Distribution Agent to seek to aggregate the shares of Rockwell Common Stock that may be held by any such beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

              Section 2.03 Cooperation Prior to the Distribution. Prior to the
Distribution:

              (a) Rockwell and the Company will prepare, and Rockwell will mail, promptly after effectiveness of the Form 10 and completion of the Information Statement included therein, to the holders of Rockwell Common Stock, the Information Statement, which will set forth appropriate disclosure concerning the Company, the Distribution and such other matters as Rockwell and the Company may determine. Rockwell and the Company will prepare, and the Company will file with the Commission, the Form 10, which will include or incorporate by reference the Information Statement. The Company will use its reasonable best efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable following the filing thereof.

              (b) Rockwell and the Company will cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by the Employee Matters Agreement.

              (c) Rockwell and the Company will take all such action as may be necessary or appropriate under the securities or "blue sky" laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivisions thereof in connection with the transactions contemplated by this Agreement.

              (d) Rockwell and the Company will cause to be prepared, and the Company will file and use its reasonable best efforts to have approved, an application for approval of listing on Nasdaq of the Semiconductor Common Stock to be distributed in the Distribution.

              Section 2.04 Rockwell Board Action; Conditions to the Distribution. The Rockwell Board will in its discretion establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution, but in no event will the Distribution occur prior to such time as each of the following conditions shall have been satisfied or shall have been waived by the Rockwell Board in accordance with Section 2.05:

              (a) Rockwell shall have received the Tax Ruling and the Tax Ruling shall be in full force and effect and shall not have been modified or amended in any respect adversely affecting the tax consequences set forth therein;

              (b) the Rockwell Board shall have given final approval of the Distribution;

              (c) all material Consents which are required to effect the Distribution shall have been obtained and shall be in full force and effect;

              (d) the Form 10 shall have become effective under the Exchange
Act;

              (e) the Certificate of Incorporation, the By-Laws and the Rights Plan each shall have been adopted and be in effect;

              (f) the Semiconductor Common Stock shall have been approved for listing on Nasdaq;

              (g) the transactions contemplated by Section 3.01 and Section 3.02 shall have been consummated in all material respects;

              (h) Rockwell and the Company shall have entered into each of the Ancillary Agreements and each such agreement shall be in full force and effect;

              (i) the No-action Letter shall have been issued and shall be in full force and effect;

              (j) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect; and

              (k) no suit, action or proceeding by or before any court of competent jurisdiction or other Governmental Entity shall have been commenced and be pending to restrain or challenge the Distribution, and no inquiry shall have been received that in the reasonable judgment of the Rockwell Board may lead to such a suit, action or proceeding;

provided that the satisfaction of such conditions will not create any obligation on the part of Rockwell to effect or seek to effect the Distribution or in any way limit Rockwell's right to terminate this Agreement set forth in Section 6.13 or alter the consequences of any such termination from those specified in such Section.

              Section 2.05 Waiver of Conditions. Any or all of the conditions set forth in Section 2.04 may be waived, in whole or in part, in the sole discretion of the Rockwell Board.

              Section 2.06 Disclosure. If at any time after the date hereof either of the parties shall become aware of any circumstances that will or may prevent any or all of the conditions contained in Section 2.04 from being satisfied, it will promptly give to the other party written notice of those circumstances.



                                   ARTICLE III

                    TRANSACTIONS RELATING TO THE DISTRIBUTION

              Section 3.01 Intercorporate Reorganization. (a) Prior to the Distribution Date, Rockwell and the Company will take all actions necessary to increase the outstanding shares of Semiconductor Common Stock so that, immediately prior to the Distribution, Rockwell will hold a number of shares of Semiconductor Common Stock (rounded down to the nearest whole share) equal to the number of shares of Rockwell Common Stock issued and outstanding as of the Record Date (excluding treasury shares held by Rockwell) divided by two.

              (b) Subject to Section 3.10, prior to the Time of Distribution, Rockwell and the Company will take, or cause to be taken, all actions necessary, including, without limitation, the actions specified in Section 3.01(c), to:

              (i) have Rockwell and each Rockwell Subsidiary assign and transfer, or cause to be assigned and transferred, to the Company or a Company Subsidiary, as appropriate, any and all right, title and interest of Rockwell and each of the Rockwell Subsidiaries in the Company Subsidiaries;

              (ii) have Rockwell and each Rockwell Subsidiary assign and transfer, or cause to be assigned and transferred, to the Company or a Company Subsidiary, as appropriate, any and all right, title and interest of Rockwell and each of the Rockwell Subsidiaries in the Semiconductor Assets;

              (iii) have the Company and each Company Subsidiary assign and transfer, or cause to be assigned and transferred, to a Rockwell Subsidiary any and all right, title and interest of the Company and each of the Company Subsidiaries in all Rockwell Assets (including, without limitation, all Rockwell Retained Assets);

              (iv) have Rockwell and each Rockwell Subsidiary assign and transfer, or cause to be assigned and transferred, to the Company or a Company Subsidiary, as appropriate, and have the Company or a Company Subsidiary, as appropriate, unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all Liabilities of Rockwell and the Rockwell Subsidiaries that are Semiconductor Liabilities; and

              (v) have the Company and each Company Subsidiary assign and transfer, or cause to be assigned and transferred, to Rockwell or a Rockwell Subsidiary, as appropriate, and have Rockwell or a Rockwell Subsidiary, as appropriate, unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all of the Assumed Rockwell Liabilities.

              In the event that at any time or from time to time (whether prior to or after the Time of Distribution) either party (or any member of such party's respective Group) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party will promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset will hold such Asset in trust for the benefit of the Person entitled thereto (at the expense of the Person entitled thereto). In the event that at any time or from time to time (whether prior to or after the Time of Distribution) either Rockwell or the Company determines that the other party (or any member of such other party's respective Group) shall not have unconditionally assumed any Liabilities that are allocated to such other Party (or a member of such other party's respective Group) pursuant to this Agreement or any Ancillary Agreement, such other party will promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such actions as the requesting party may reasonably request to unconditionally assume, or cause to be unconditionally assumed, such Liabilities.

              (c) Subject to Section 3.10, Rockwell and the Company will take, or cause to be taken, the actions described on Schedule 3.1(c) in connection with United States and international operations of the Semiconductor Business.

              (d) In connection with the transfers of Subsidiaries and Assets and the assumptions of Liabilities contemplated by subsections (b) and (c) of this Section 3.01, Rockwell and the Company will execute or cause to be executed by the appropriate entities the Conveyance and Assumption Instruments. The transfer of capital stock contemplated by such subsections will be effected by means of delivery of stock certificates duly endorsed or accompanied by duly executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on appropriate registries.

              (e) Each of Rockwell (on behalf of itself and each member of the Rockwell Group) and the Company (on behalf of itself and each member of the Company Group) understands and agrees that, except as expressly set forth in any Transaction Agreement, no party to any Transaction Agreement or any other agreement or document contemplated by any Transaction Agreement either has or is, in such agreement or otherwise, representing or warranting in any way as to the Assets, Subsidiaries, businesses or Liabilities retained, transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection with the transactions contemplated by the Transaction Agreements, as to the value or freedom from any Lien of, or any other matter concerning, any Assets or Subsidiaries of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Assets or Subsidiaries of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder or thereunder to convey title to any Asset or Subsidiary or thing of value upon the execution, delivery or filing hereof or thereof. Except as may expressly be set forth in any Transaction Agreement, all Assets and Subsidiaries being transferred or retained as contemplated by any Transaction Agreement or any other agreement or document contemplated by any Transaction Agreement are being transferred, or are being retained, on an "as is", "where is" basis (and, in the case of the transfer of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient or that the title to any Asset or Subsidiary shall be other than good and marketable and free and clear of any Lien.

              (f) It is the intention of the parties that payments made by the parties to each other after the Time of Distribution pursuant to the Transaction Agreements are to be treated as relating back to the transactions occurring prior to the Time of Distribution pursuant to this Section 3.01 as an adjustment to the transfers of Assets, Subsidiaries and Liabilities contemplated by this
Section 3.01, and Rockwell and the Company will, and will cause their Subsidiaries to, take positions consistent with such intention with any Tax authority, unless with respect to any payment any party receives an opinion of counsel reasonably acceptable to the other party to the effect that there is no substantial authority for such a position.

              Section 3.02 Rockwell Group Obligations Relating to the Semiconductor Business. (a) The Company will, at its expense, take or cause to be taken all actions and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements as shall be necessary to effect the release of and substitution for each member of the Rockwell Group, as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Semiconductor Financial Instruments, other than the Newport Beach Lease Guarantee and the Japanese Credit Facilities Guarantees (it being understood that all Liabilities in respect of Semiconductor Financial Instruments are Semiconductor Liabilities).

              (b) The Company will, at its expense, take or cause to be taken all actions and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements as shall be necessary to effect, as soon as practicable, but in no event later than twenty days after the Distribution Date, the cancellation and termination of the Japanese Credit Facility Guarantee and the release of each member of the Rockwell Group from all primary, secondary, contingent, joint, several and other Liabilities in respect of the Japanese Credit Facility Guarantee (it being understood that all Liabilities in respect of the Japanese Credit Facility Guarantee are Semiconductor Liabilities).

              (c) The Company will, at its expense, take or cause to be taken all actions and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements as shall be necessary to effect, by the earlier of
(i) the termination of the Credit Agreement and (ii) three years after the Distribution Date, the cancellation and termination of the Newport Beach Lease Guarantee and the release of each member of the Rockwell Group from all primary, secondary, contingent, joint, several and other Liabilities in respect of the Newport Beach Lease Guarantee (it being understood that all Liabilities in respect of the Newport Beach Lease Guarantee are Semiconductor Liabilities).

              (d) The Company will, at its expense, use its reasonable best efforts to take or cause to be taken all actions and to enter into (or cause its Subsidiaries to enter into) such agreements and arrangements as shall be necessary to effect the release of and substitution for each member of the Rockwell Group, effective as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of bonds, indemnities, assurances and Contracts

(other than Semiconductor Financial Instruments, which are covered by paragraphs
(a) through (c) above, and Shared Agreements, which are covered by paragraph (e) below) under which any member of the Rockwell Group has any primary, secondary, contingent, joint, several or other Liability arising out of or relating to the Semiconductor Business which by their terms will be outstanding or in effect as of or at any time following the Time of Distribution; provided, however, that the Company shall not be obligated to pay any consideration therefor to any third party (it being understood that all Liabilities in respect of such bonds, indemnities, assurances and Contracts are Semiconductor Liabilities).

              (e) The Company will, at its expense, use its reasonable best efforts to take or cause to be taken all actions and to enter into (or cause its Subsidiaries to enter into) such agreements and arrangements as shall be necessary to effect the release of and substitution for each member of the Rockwell Group, effective as of the Time of Distribution, from all primary, secondary, contingent, joint, several or other Liabilities arising out of or relating to the Semiconductor Business under Shared Agreements; provided, however, that the Company shall not be obligated to pay any consideration therefor to any third party (it being understood that all Liabilities in respect of Shared Agreements arising out of or relating to the Semiconductor Business are Semiconductor Liabilities). No member of the Company Group will incur, without the prior written consent of Rockwell, any Liabilities under any Shared Agreement or extend or otherwise amend any Shared Agreement after the Time of Distribution (except as may otherwise be expressly provided in the Transition Agreement).

              (f) The Company's obligations under this Section 3.02 will continue to be applicable to all Semiconductor Financial Instruments, bonds, indemnities, assurances, Contracts and Shared Agreements identified at any time by Rockwell, whether before, at or after the Time of Distribution.

              Section 3.03 Intercompany Accounts and Arrangements.

              (a) Elimination of Intercompany Accounts.

              (i) Except as set forth in Section 3.03(a)(ii) or on Schedule 3.3(a), the Company, on behalf of itself and each other member of the Company Group, on the one hand, and Rockwell, on behalf of itself and each other member of the Rockwell Group, on the other hand, hereby settle and eliminate, by cancellation or transfer to a member of the other Group (whether to cancel or transfer and the manner thereof will be determined by Rockwell), effective as of the Time of Distribution, all intercompany receivables, payables and other balances (including, without limitation, intercompany cash management balances) between the Company and/or any Company Subsidiary, on the one hand, and Rockwell and/or any Rockwell Subsidiary, on the other hand.

              (ii) The provisions of Section 3.03(a)(i) will not apply to any intercompany receivables, payables and other balances (A) incurred in connection with or in contemplation of the transactions described on
         Schedule 3.1(c) (including, without limitation, payment of the Taiwan Purchase Amount by Conexant Systems Taiwan Co. Ltd.) or (B) incurred in connection with the payment by any party of any expenses which are required to be paid by the other party pursuant to Section 6.03.

              (b) Intercompany Agreements.

              (i) Except as set forth in Section 3.03(b)(ii), in furtherance of the releases and other provisions of Section 4.01, the Company, on behalf of itself and each other member of the Company Group, on the one hand, and Rockwell, on behalf of itself and each other member of the Rockwell Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings in existence as of the Time of Distribution, whether or not in writing, between or among the Company and/or any Company Subsidiary, on the one hand, and Rockwell and/or any Rockwell

         Subsidiary, on the other hand, effective as of the Time of Distribution. No such terminated agreement, arrangement, commitment or understanding (including, without limitation, any provision thereof which purports to survive termination) shall be of any further force or effect after the Time of Distribution.

              (ii) The provisions of Section 3.03(b)(i) will not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (A) the Transaction Agreements (and each other agreement, instrument or document expressly contemplated by any Transaction Agreement to be entered into by either party hereto or any of the members of their respective Groups); (B) any agreement, arrangement, commitment or understanding relating to any matter described in Section 3.03(a)(ii); (C) any agreements, arrangements, commitments or understandings listed or described on
         Schedule 3.3(b)(ii); (D) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party; (E) any other agreements, arrangements, commitments or understandings that any of the Transaction Agreements expressly contemplates will survive the Time of Distribution; and (F) any agreements, arrangements, commitments or understandings between the Company and/or any Company Subsidiary, on the one hand, and Rockwell and/or any Rockwell Subsidiary, on the other hand, for the purchase or sale of goods or services of a type which the provider thereof provides to unaffiliated third parties in the ordinary course of business ("Ordinary Course Intercompany Arrangements"); provided, however, that in the event any such Ordinary Course Intercompany Arrangements do not, as of the Time of Distribution, contain commercially reasonable arm's-length terms of a type to which unaffiliated parties would reasonably agree or do not include terms which would normally appear in such arrangements between unaffiliated parties, Rockwell and the Company will cause such Ordinary Course Intercompany Arrangements to be amended so that they will contain terms which are, as of the Time of Distribution, commercially reasonable arm's-length terms of a type to which unaffiliated parties would reasonably agree.

              Section 3.04 Cash Management. (a) Bank Accounts. Subject to
Section 3.04(b), all Semiconductor Bank Accounts will constitute Semiconductor Assets and all Rockwell Retained Accounts will constitute Rockwell Assets.

              (b) Cash Balances. (i) In the event that the Recorded Amount of Cash in the Semiconductor Bank Accounts (A) exceeds the sum of the Japanese Debt Amount and the Taiwan Purchase Amount, the Company will pay to Rockwell (by wire transfer to Rockwell's bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, Account No. 102-3474), within ten business days after the Distribution Date, an amount equal to such excess or (B) is less than the sum of the Japanese Debt Amount and the Taiwan Purchase Amount, Rockwell will pay to the Company (by wire transfer to Conexant's bank account at First National Bank, Chicago, Illinois, Account No. 51-52283), within ten business days after the Distribution Date, an amount equal to such deficit.

              (ii) The Company will pay to Rockwell (by wire transfer to Rockwell's bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, Account No. 102-3474), within three business days after the Distribution Date, (A) all balances contained as of the Time of Distribution in petty cash accounts at locations of the Semiconductor Business and (B) the dollar value of travelers checks as of the Time of Distribution at locations of the Semiconductor Business.

              (c) Rockwell Customer Payments. The Company will, and will cause its Subsidiaries and Affiliates to, forward promptly to Rockwell (for the account of Rockwell or its applicable Subsidiary) any customer payments in respect of accounts receivable owed to any member of the Rockwell Group received by the Company or any of its Subsidiaries or Affiliates after the Time of Distribution, whether received in lock boxes, via wire transfer or otherwise. Such amounts will be forwarded by wire transfer (to Rockwell's bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, Account No. 102-3474) in the case of customer payments received within thirty days after the Distribution Date and by check in the case of customer payments received thereafter.

              (d) Company Customer Payments. Rockwell will, and will cause its Subsidiaries and Affiliates to, forward promptly to the Company (for the account of the Company or its applicable Subsidiary) any customer payments in respect of accounts receivable owed to any member of the Company Group received by Rockwell or any of its Subsidiaries or Affiliates after the Time of Distribution, whether received in lock boxes, via wire transfer or otherwise. Such amounts will be forwarded by wire transfer in the case of customer payments received within thirty days after the Distribution Date and by check in the case of customer payments received thereafter.

              (e) Funding of Outstanding Checks. (i) The following subsections of this Section 3.04(e) are intended to implement the parties' agreement that the Company or a Company Subsidiary will be liable for payment of checks relating to the Semiconductor Business that are outstanding as of the Time of Distribution.

              (ii) The Company or a Company Subsidiary will fund all amounts in respect of checks that are outstanding as of the Time of Distribution and presented for payment after the Time of Distribution in disbursement or payroll accounts that are Semiconductor Bank Accounts.

              (iii) Rockwell or a Rockwell Subsidiary will fund all amounts in respect of checks that are outstanding as of the Time of Distribution and presented for payment after the Time of Distribution in disbursement or payroll accounts that are Rockwell Retained Accounts. Within three business days after Rockwell's request, the Company will reimburse Rockwell (by wire transfer to Rockwell's bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, account number 102-3474), for the account of Rockwell or the applicable Rockwell Subsidiary, for all such amounts funded by Rockwell or a Rockwell Subsidiary in respect of checks relating to the Semiconductor Business that are outstanding as of the Time of Distribution and presented for payment after the Time of Distribution in disbursement or payroll accounts that are Rockwell Retained Accounts. No checks relating to the Semiconductor Business will be issued on any Rockwell Retained Accounts after the Time of Distribution.

              (f) Certain Praxair Contract and CSU Contract Payments. The Company will pay to Rockwell (by wire transfer to Rockwell's bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, Account No. 102-3474), within three business days after the Distribution Date, an amount equal to all amounts paid by Rockwell or the Company before the Time of Distribution in respect of (i) the termination or buy-out of the Praxair Contract or the CSU Contract or (ii) any other payments in respect of the Praxair Contract or the CSU Contract other than regularly scheduled payments for purchases of products and services thereunder.

              Section 3.05 The Semiconductor Board. The Company and Rockwell will take all actions which may be required to elect or otherwise appoint as directors of the Company, prior to the Time of Distribution, the persons named in the Form 10 to constitute the board of directors of the Company at the Time of Distribution.

              Section 3.06 Resignations; Transfer of Stock Held as Nominee. (a) Rockwell will cause all of its employees and directors and all of the employees and directors of each other member of the Rockwell Group to resign, not later than the Time of Distribution, from all boards of directors or similar governing bodies of the Company or any other member of the Company Group on which they serve, and from all positions as officers of the Company or any other member of the Company Group in which they serve, except as otherwise specified on Schedule
3.6. The Company will cause all of its employees and directors and all of the employees and directors of each other member of the Company Group to resign, not later than the Time of Distribution, from all boards of directors or similar governing bodies of Rockwell or any other member of the Rockwell Group on which they serve, and from all positions as officers of Rockwell or any other member of the Rockwell Group in which they serve, except as otherwise specified on
Schedule 3.6.

              (b) Rockwell will cause each of its employees, and each of the employees of the other members of the

Rockwell Group, who holds stock, or similar evidence of ownership, of any Company Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock, or similar evidence of ownership, to the Person so designated by the Company to be such nominee as of and after the Time of Distribution. The Company will cause each of its employees, and each of the employees of the other members of the Company Group, who holds stock, or similar evidence of ownership, of any Rockwell Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock, or similar evidence of ownership, to the Person so designated by Rockwell to be such nominee as of and after the Time of Distribution.

              (c) Rockwell will cause each of its employees and each of the employees of the other members of the Rockwell Group to revoke or withdraw their express written authority, if any, to act on behalf of any Company Group entity as an agent or representative therefor after the Time of Distribution. The Company will cause each of its employees and each of the employees of the other members of the Company Group to revoke or withdraw their express written authority, if any, to act on behalf of any Rockwell Group entity as an agent or representative therefor after the Time of Distribution.

              Section 3.07 Company Certificate of Incorporation and By-Laws; Rights Plan. Prior to the Time of Distribution, (a) the Semiconductor Board will
(i) approve the Certificate of Incorporation and will cause the same to be filed with the Secretary of State of the State of Delaware and (ii) adopt the By-Laws, and (b) Rockwell, as sole stockholder of the Company, will approve the Certificate of Incorporation. Prior to the Time of Distribution, the Semiconductor Board will adopt the Rights Plan and declare a dividend of the Rights so that each share of Semiconductor Common Stock issued and outstanding as of the Time of Distribution will initially have one Right attached thereto.

              Section 3.08 Insurance. (a) Coverage. Coverage of the Company and the Company Subsidiaries under all Policies shall cease as of the Time of Distribution. From and after the Time of Distribution, the Company and the Company Subsidiaries will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will constitute Rockwell Retained Assets and will be retained by Rockwell and the Rockwell Subsidiaries (with Rockwell and the Rockwell Subsidiaries being the only named insureds thereunder), together with all rights, benefits and privileges thereunder (including, without limitation, the right to receive any and all return premiums with respect thereto). The Company and the Company Subsidiaries will have no rights with respect to any Policies, except that (i) the Company will have the right to assert claims (and Rockwell will use reasonable best efforts to assist the Company in asserting claims) for any loss, liability or damage with respect to Semiconductor Assets under Policies with third-party insurers which are "occurrence basis" Policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) the Company will have the right to continue to prosecute claims properly asserted with the insurance carrier prior to the Time of Distribution (and Rockwell will use reasonable best efforts to assist the Company in connection therewith) under Policies with third-party insurers which are Policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow, provided that, in the case of both clauses
(i) and (ii) above, (A) all of Rockwell's and each Rockwell Subsidiary's reasonable costs and expenses incurred in connection with the foregoing are promptly paid by the Company, (B) Rockwell and the Rockwell Subsidiaries may, at any time, without liability or obligation to the Company or any Company Subsidiary (other than as set forth in Section 3.08(b)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of

Rockwell, any Rockwell Subsidiary or any Affiliate of Rockwell or any Rockwell Subsidiary in respect thereof and (D) such claims will be subject to exhaustion of aggregate limits. Rockwell's obligation to use reasonable best efforts to assist the Company in asserting claims under Occurrence Basis Policies will include using reasonable best efforts in assisting the Company to establish its right to coverage under Occurrence Basis Policies (so long as all of Rockwell's costs and expenses in connection therewith are promptly paid by the Company). None of Rockwell or the Rockwell Subsidiaries will bear any Liability for the failure of an insurance carrier to pay any claim under any Occurrence Basis Policy or Claims Made Policy. It is understood that any Claims Made Policies will not provide any coverage to the Company and the Company Subsidiaries for incidents occurring prior to the Time of Distribution but which are asserted with the insurance carrier after the Time of Distribution.

              (b) Rockwell Actions. In the event that Rockwell or any Rockwell Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies under which the Company has rights to assert claims pursuant to Section 3.08(a) in a manner that would adversely affect any such rights of the Company, (i) Rockwell will give the Company prior notice thereof and consult with the Company with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Rockwell) and (ii) Rockwell will pay to the Company its equitable share (based on the amount of premiums paid by or allocated to the Semiconductor Business in respect of the applicable Policy) of any net proceeds actually received by Rockwell from the insurance carrier of the applicable Policy as a result of such action by Rockwell (after deducting Rockwell's reasonable costs and expenses incurred in connection with such action).

              (c) Administration. From and after the Time of Distribution:

              (i) Rockwell will be responsible for the Claims Administration with respect to claims of Rockwell and the Rockwell Subsidiaries under Occurrence Basis Policies and Claims Made Policies; and

              (ii) The Company or a Company Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to the claims of the Company and the Company Subsidiaries under Occurrence Basis Policies and Claims Made Policies.

              (d) Insurance Premiums. Rockwell will pay all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Time of Distribution, whereupon the Company will upon receipt of evidence thereof, forthwith reimburse Rockwell for that portion of such premiums paid by Rockwell as are attributable to the Semiconductor Business.

              (e) Agreement for Waiver of Conflict and Shared Defense. In the event that an Occurrence Basis Policy or Claims Made Policy provides coverage for both Rockwell and/or a Rockwell Subsidiary, on the one hand, and the Company and/or a Company Subsidiary, on the other hand, relating to the same occurrence, Rockwell and the Company agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 3.08(e) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including, without limitation, those created by this Agreement, by operation of law or otherwise.

              (f) Directors' and Officers' Insurance. Rockwell will use its reasonable best efforts to cause the persons currently serving as directors and/or officers of Rockwell or any Subsidiary of Rockwell who will be effective as of the Time of Distribution directors and/or officers of the Company or any Company Subsidiary to be covered for a period of six years from the Time of Distribution with respect to claims arising from facts or events which occurred prior to the Time of Distribution by the directors' and officers' liability insurance policies maintained by Rockwell during such six-year period following the Time of Distribution for all persons who served as directors and/or officers of Rockwell or any Rockwell Subsidiary prior to the Time of Distribution with respect to claims arising from facts or events which occurred prior to the Time of Distribution.

              Section 3.09 Use of Names, Trademarks, etc. (a) From and after the Time of Distribution, Rockwell will have all rights in and use of the names "Rockwell" and "Rockwell International" and all corporate symbols and logos related thereto and all derivatives thereof. Prior to or promptly after the Time of Distribution (but in no event later than 90 days after the Distribution Date in the case of United States Persons and 180 days after the Distribution Date in the case of non-United States Persons), the Company will change the name of any Subsidiary or other Person under its control to eliminate therefrom the names "Rockwell" and "Rockwell International" and all derivatives thereof.

              (b) From and after the Time of Distribution, except as permitted in this Section 3.09(b), the Company Group will not use or have any rights to the names "Rockwell" or "Rockwell International" or any derivatives thereof or any other trademark, trade name, service mark or logo of the Rockwell Group constituting Rockwell Assets, including, without limitation, the trademarks, trade names and service marks "Rockwell" and "Rockwell International", or any corporate symbol or logo related thereto or to any thereof or any name or mark which includes the words "Rockwell" or "Rockwell International" or any derivative thereof or name or mark confusingly similar thereto, or any special script, type font, form, style, logo, design, device, trade dress or symbol used or possessed by the Rockwell Group before or after the Time of Distribution which contains the trademark, trade name or service mark "Rockwell" or "Rockwell International" or any derivative thereof or any name or mark confusingly similar thereto and the Company Group will not hold itself out as having any affiliation with the Rockwell Group. However, Rockwell, on behalf of Rockwell Science Center, hereby grants to the Company a non-exclusive, non-transferable (other than by way of sublicenses to members of the Company Group) license to utilize without obligation to pay royalties to Rockwell or Rockwell Science Center the trademarks or trade names "Rockwell" or "Rockwell International" or any corporate symbol or logo related thereto in connection with stationery, supplies, labels, catalogs, vehicles, signs and products of the Semiconductor Business only as set forth in paragraphs (i) through (vi) of this Section 3.09(b), subject to the terms and conditions of this Section 3.09(b) and Section 3.09(c), in each case in the same manner and to the same extent as such trademarks, trade names, corporate symbols or logos were used by the

Semiconductor Business at any time within the five year period preceding the
Distribution:

              (i) All documents constituting Semiconductor Assets as of the Time of Distribution within the following categories may be used for the duration of the periods following the Distribution Date indicated below or until the supply is exhausted, whichever is the first to occur:

                                                              Maximum Period
                                                             of Permitted Use
                                                              Following the
                 Category of Documents                       Distribution Date
                 ---------------------                       -----------------
          A.     Stationery                                       6 months
          B.     Invoices, purchase orders, debit
                 and credit memos and other
                 similar documents of a transactional nature      6 months
          C.     Business cards                                   6 months
          D.     Other outside forms such as packing
                 lists, labels, packing materials
                 and cartons, etc.                               12 months
          E.     Forms for internal use only                     12 months
          F.     Product literature                              12 months;


         provided, however, that the Company will use its reasonable best efforts to cause each document within any of the above categories A, B or F used for any purpose within the stated period to clearly and prominently display a statement, the form of which is approved by Rockwell, to the effect that the Company Group was formerly affiliated with Rockwell (it being understood that such reasonable best efforts shall not include reprinting or relabeling existing stocks of advertising or brochures).

              (ii) All documents of the Semiconductor Business of the type described in paragraph (i) above and displays and signs of the Semiconductor Business of the type described in paragraph (iv) below may, for a period not to exceed two years after the Distribution Date (or such longer period as shall be approved by Rockwell), contain the statement "A Heritage of Rockwell Technology" (or other similar phrase, the form of which is approved by Rockwell) in conjunction with the name of the Company or any Company Subsidiary so long as such statement is of a type no more prominent than such name of the Company or the Company Subsidiary.

              (iii) All vehicles constituting Semiconductor Assets as of the Time of Distribution may continue to be used without re-marking (except as to legally required permit numbers, license numbers, etc.) for a period not to exceed twelve months following the Distribution Date or the date of disposition of the vehicle, whichever is the first to occur. The Company will cause all markings on such vehicles to be removed or permanently obscured prior to disposition of such vehicles.

              (iv) Within six months following the Distribution Date, the Company will cause to be removed from display at all facilities constituting Semiconductor Assets all demountable displays which contain the trademarks or trade names "Rockwell" or "Rockwell International" or any corporate symbol related thereto or any trademark, trade name or corporate symbol constituting Rockwell Assets and the Company will remove, or will cause the removal of, all signs displaying any such trademark, trade name or corporate symbol at all such facilities (A) located in the United States, no later than six months following the Distribution Date and (B) located outside the United States, no later than twelve months following the Distribution Date.

              (v) Products of the Semiconductor Business may have applied thereto the trademarks or trade names "Rockwell" or "Rockwell International" or any Rockwell corporate symbol or logo related thereto for a period of six months after the Distribution.

              (vi) Products of the Semiconductor Business in finished goods inventory and work in process (to the extent the same bear the trademark or trade name "Rockwell" or "Rockwell International" at the Time of Distribution or have any such trademark or trade name applied to them in accordance with paragraph (v) above) may be disposed of without re-marking.

              (c)(i) Apart from the rights granted under Section 3.09(b), no member of the Company Group shall acquire any right, title or interest in or to the use of the trademarks or trade names "Rockwell" or "Rockwell International" or any corporate symbol or logo related thereto, either alone or in combination with any other word, name, symbol, device, trademarks, or any combination thereof. Anything contained herein to the contrary notwithstanding, except as expressly permitted by Section 3.09(b)(ii), in no event will any member of the Company Group utilize the trademarks or trade names "Rockwell" or "Rockwell International" or any corporate symbol or logo related thereto as a component of a company or trade name. The Company will not, and will cause each other member of the Company Group not to, challenge or contest the validity of such trademarks, trade names, corporate symbols or logos, the registration thereof or the ownership thereof by the Rockwell Group. The Company will not, and will cause each other member of the Company Group not to, apply anywhere at any time for any registration as owner or exclusive licensee of such trademarks, trade names, corporate symbols or logos. If, notwithstanding the foregoing, any member of the Company Group develops, adopts or acquires, directly or indirectly, any right, title or interest in or to the use of any such trademarks, trade names, corporate symbols or logos in any jurisdiction, or any goodwill incident thereto, the Company will, upon the request of Rockwell, and for a nominal consideration of one dollar, assign or cause to be assigned to Rockwell or any designee of Rockwell, all right, title and interest in and to the use of such trademarks, trade names, corporate symbols or logos in any and all jurisdictions, together with any goodwill incident thereto.

              (ii) If the laws of any country require that any mark subject to
         Section 3.09(b) or the right of any member of the Company Group to use any mark as permitted by Section 3.09(b) be registered in order to fully protect the Rockwell Group, Rockwell and the Company will cooperate in constituting such member of the Company Group as a registered user (or its equivalent) in each of the countries in which such registration is necessary. If any such laws of any country require that any such mark or the use by any member of the Company Group of any such mark be registered prior to use in order to protect fully the Rockwell Group, the license granted pursuant to
         Section 3.09(b) will not extend to such country until such registration has been effected to the reasonable satisfaction of Rockwell. Any expenses for registering such mark or constituting such member of the Company Group as a registered user in any country shall be borne by the Company. Any registration of such member of the Company Group as a registered user of any mark hereunder shall be expunged on termination of the period of permitted use under this Agreement or upon a breach or threatened breach by any member of the Company Group of the terms of this Section 3.09 and the Company will, upon request of Rockwell, take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach. In addition, the Company hereby constitutes and appoints Rockwell the true and lawful attorney of the Company, with full power of substitution, in the name and on behalf of the Company (and at the cost of the Company) to take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach.

              (iii) The Company will cause each member of the Company Group to comply with the provisions of this Section 3.09. Nothing in this
         Section 3.09 will prevent any member of the Rockwell Group from enforcing the provisions of this Section 3.09 against any member of the Company Group.

              (iv) Rockwell will have the right to terminate the license granted in Section 3.09(b) upon 30 days written notice for any failure by any member of the Company Group to observe the terms of this Section 3.09(c), provided that such failure is not remedied prior to the effectiveness of the termination.

              (d) From and after the Distribution Date, the Rockwell Group will not hold itself out as having an affiliation with the Company Group. However, the Rockwell Group will have rights to use trademarks or trade names or corporate symbols or any thereof constituting Semiconductor Assets in connection with stationery, supplies, labels, catalogs, vehicles, signs and finished goods inventory on the same terms and subject to the same conditions as are set forth in Section 3.09(b).

              Section 3.10 Consents. Prior to and after the Distribution Date, Rockwell and the Company will, and will cause their respective Subsidiaries to, use their reasonable best efforts (as requested by the other party) to obtain, or to cause to be obtained, all Consents and to resolve all impracticalities of assignments or transfers necessary for the transfer of all Assets, Subsidiaries and Liabilities contemplated to be transferred pursuant to this Article III; provided, however, that none of Rockwell or the Company or their respective Subsidiaries shall be obligated to pay any consideration or offer or grant any financial accommodation in connection therewith. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, License or Asset if an assignment or attempted assignment of the same without the Consent of any other party or parties thereto or other required Consent would constitute a breach thereof or of any applicable law or in any way impair the rights of any member of the Rockwell Group or the Company Group thereunder. If any such Consent is not obtained or if an attempted assignment would be ineffective or would impair any member of either Group's rights under any such Contract, License or Asset so that the contemplated assignee hereunder (the "Recipient Party") would not receive all such rights, then (x) the party contemplated hereunder to assign such Contract, License or Asset (the "Assigning Party") will use reasonable best efforts (it being understood that such efforts shall not include any requirement of the Assigning Party to pay any consideration or offer or grant any financial accommodation) to provide or cause to be provided to the Recipient Party, to the extent permitted by law, the benefits of any such Contract, License or Asset and the Assigning Party will promptly pay or cause to be paid to the Recipient Party when received all moneys and properties received by the Assigning Party with respect to any such Contract, License or Asset and (y) the Recipient Party will pay, perform and discharge on behalf of the Assigning Party all of the Assigning Party's Liabilities thereunder in a timely manner and in accordance with the terms thereof. In addition, the

Assigning Party will take such other actions (at the Recipient Party's expense) as may reasonably be requested by the Recipient Party in order to place the Recipient Party, insofar as reasonably possible, in the same position as if such Contract, License or Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including, without limitation, possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Recipient Party. If and when such Consents are obtained, the transfer of the applicable Contract, License or Asset shall be effected as promptly following the Time of Distribution as shall be practicable in accordance with the terms of this Agreement. To the extent that any transfers and assumptions contemplated by this Article III shall not have been consummated on or prior to the Time of Distribution, the parties shall cooperate to effect such transfers as promptly following the Time of Distribution as shall be practicable, it nonetheless being agreed and understood by the parties that neither party shall be liable in any manner to the other party for any failure of any of the transfers contemplated by this Article III to be consummated prior to the Time of Distribution.

              Section 3.11 Cross-License of Intellectual Property. (a) Effective immediately after the Time of Distribution, Rockwell, on behalf of itself and the Rockwell Subsidiaries, hereby grants to the Company a royalty-free, world-wide, irrevocable, non-exclusive license under all intellectual property rights (including, without limitation, patents, patent applications, trade secrets, copyrights or other similar industrial property rights, but excluding trademarks, trade names, service marks, trade dress or any other form of trade identity) which constitute Rockwell Assets and which are owned by the Rockwell Group or under which the Rockwell Group has a right to license without the payment of royalties to a third party immediately after the Time of Distribution and which are used in the conduct of the business of the Company Group at the Time of Distribution to make, have made, use, import, sell or otherwise dispose of products, or to practice any process in connection therewith, in the business of the Company Group being conducted at the Time of Distribution or any related extensions or expansions thereof; said non-exclusive license being transferable only by sublicenses (to the extent permitted in the case of any restricted grant to Rockwell or a Rockwell Subsidiary, as a licensee) to members of the Company Group and in connection with the sale of all or any part of the Semiconductor Business to which such intellectual property rights relate. To the extent that the Company Group does not have copies of any information or materials relating to intellectual property rights licensed under this Section 3.11(a), Rockwell will, upon reasonable request, supply to the Company Group copies of any such information or materials relating to such intellectual property rights. Except as expressly provided in this Section 3.11, none of the intellectual property rights of the Rockwell Group shall be licensed by the Company or any Company Subsidiary to any third party.

              (b) Effective immediately after the Time of Distribution, the Company, on behalf of itself and the Company Subsidiaries, hereby grants to Rockwell Science Center a royalty-free, world-wide, irrevocable, non-exclusive license under all intellectual property rights (including, without limitation, patents, patent applications, trade secrets, copyrights or other similar industrial property rights, but excluding trademarks, trade names, service marks, trade dress or any other form of trade identity) which constitute Semiconductor Assets (other than the CMOS Imager Technology, which is covered by Section 3.11(h)) and which are owned by the Company Group or under which the Company Group has a right to license without the payment of royalties to a third party immediately after the Time of Distribution and which are used in the conduct of the businesses of the Rockwell Group other than the Semiconductor Business at the Time of Distribution to make, have made, use, import, sell or otherwise dispose of products, or to practice any process in connection therewith, in the businesses of the Rockwell Group (other than the Semiconductor Business) being conducted at the Time of Distribution or any related extensions or expansions thereof; said non-exclusive license being transferable only by sublicenses (to the extent permitted in the case of any restricted grant to the Company or a Company Subsidiary, as a licensee) to members of the Rockwell Group and in connection with the sale of all or any part of the Rockwell Group's businesses to which such intellectual property rights relate. To the extent that the Rockwell Group does not have copies of any information or materials relating to intellectual property rights licensed under this Section 3.11(b), the Company will, upon reasonable request, supply to the Rockwell Group copies of any such information or materials relating to such intellectual property rights. Except as expressly provided in this Section 3.11, none of the intellectual property rights of the Company Group shall be licensed by Rockwell or any Rockwell Subsidiary to any third party.

              (c)(i) From and after the Time of Distribution, each party (and members of such party's Group) has and retains the unrestricted right to enforce against any third party such intellectual property rights as that party then owns. Notwithstanding the grant of any license or sublicense to the other party (or the members of such other party's Group) under Section 3.11(a), 3.11(b) or 3.11(h), the owner of such intellectual property rights may enforce the same without any obligation (prior or contemporaneous) to notify or consult with the other party.

              (ii) Either party (as a "Third Party Licensor") may grant to a third party (a "Third Party Licensee") a license under patents owned by the other party (the "Owner") at the Time of Distribution, whether or not the Third Party Licensor is itself licensed under such patent(s) in accordance with the provisions of Section 3.11(a), 3.11(b) or 3.11(h), in fields of use other than the businesses of the Owner, subject to strict compliance with the provisions of this Section 3.11(c)(ii), each of which is material:

                   (A) the Third Party Licensor shall first confer with the Owner and tender the proposed terms and conditions of the license to the Third Party Licensee;

                   (B) the Owner may reject or condition the proposed terms and conditions of the license for any of the following reasons:

                        (1) the Third Party Licensee is a competitor of the
              Owner in markets or market sectors in which both compete for the business of common customers or the output of common suppliers and the grant of a license to such a Third Party Licensee would, in the Owner's judgment, reduce the competitiveness of the Owner in such common markets (or sectors) or otherwise demonstrably harm its business interests;

                        (2) the Owner is currently engaged in or has taken
              substantial steps to prepare to become engaged in negotiations with the Third Party Licensee regarding the grant of intellectual property licenses or cross-licenses between them, whether or not including the patent(s) sought to be licensed by the Third Party Licensor;

                        (3) the Owner has, within the immediately preceding
              twelve months, negotiated with the Third Party Licensee a license or cross-license of the patent(s) sought to be licensed to that Third Party Licensee by the Third Party Licensor;

                        (4) the proposed terms and conditions would impose
              obligations on the Owner other than or in addition to a naked patent grant including, without limitation, the obligations to enforce the patent(s) or to transfer technology;

                        (5) in the Owner's judgment, the grant is broader than
              is reasonably required to meet the purpose for which the license is to be granted;

                        (6) the Owner and the Third Party Licensee are engaged
              in or are reasonably likely to become engaged in a dispute and, in the Owner's judgment, the grant of such a license would effectively abrogate the Owner's rights of enforcement as stated in Section 3.11(c)(i);

                        (7) in the Owner's judgment, the license would violate
              or conflict with any contractual obligation of the Owner;

                        (8) the Owner can demonstrate a significant, near-term
              competitive harm to its business other than one specified in subparts

              (1)-(7) above were the proposed license to be granted; or

                        (9) the Owner believes it is in its strategic interest
              to reject or condition the proposed terms of the License;

         provided, however, that it shall not be deemed a sufficient reason to reject or condition a proposed grant merely because the Owner itself could have granted a license to the Third Party Licensee.

                   (C) No license shall become effective and no rights shall be granted to a Third Party Licensee unless and until the Owner has approved in writing all of the terms and conditions of the proposed license.

                   (D) The Third Party Licensor may propose for approval by the Owner the grant of a license to a Third Party Licensee under the provisions of this Section 3.11 (c)(ii) only for one or more of the following purposes:

                        (1) the Third Party Licensor and the Third Party
              Licensee are engaged in a dispute involving intellectual property, including a pre-litigation dispute, and the proposed grant of a license will materially assist the Third Party Licensor in resolving such dispute, in whole or in part; or

                        (2) the Third Party Licensor and the Third Party
              Licensee are engaged in or are preparing to engage in negotiations to establish an alliance between them, strategic to the Third Party Licensor's business, for any of the following purposes:

                             (a) developing, manufacturing, selling or
                   distributing products or services of the type developed, manufactured, distributed or sold by the Third Party Licensor at the Time of Distribution;

                             (b) pooling or cross-licensing intellectual
                   property to permit either the

                   Third Party Licensor or the Third Party Licensee to enter or remain in a market or market sector blocked by the intellectual property of either or both; or

                             (c) developing standards to be adopted by a
                   recognized standard setting organization (e.g., ITU, ANSI);

                  and the proposed grant will materially assist the Third Party Licensor in securing the alliance and provided that such alliance is in fact established;

                  provided, however, that it shall not be deemed a sufficient reason to propose or to grant a license under subpart (1) or
                  (2) of this subsection (D) that the Third Party Licensor may recover or obtain from the Third Party Licensee revenue, royalty or otherwise, for such a grant unless such revenue is incidental to a purpose expressed in subpart (1) or (2) of this subsection (D).

                   (E) The Third Party Licensor shall bear all costs and expenses associated with the grant of any license under this Section 3.11(c)(ii) and shall indemnify and hold harmless the Owner from and against any and all Indemnifiable Losses it or its Representatives may suffer on account of the grant of such a license or the relationship created with the Third Party Licensee under such a license.

                   (F) Any revenue recovered by the Third Party Licensor from the Third Party Licensee shall be shared equally between the Owner and the Third Party Licensor, net of licensing expenses.

                   (G) In lieu of approving the grant of a license, the Owner may, in its sole discretion, elect to assign to the Third Party Licensor any one or more of the patents proposed to be licensed to the Third Party Licensee, subject to a reservation to the Owner of an irrevocable, royalty-free, freely assignable, world-wide license to practice the assigned patent in the Owner's business on terms and conditions agreed to by the parties.

                   (H) The rights granted between the parties under this Section 3.11(c)(ii) shall expire five years from the Time of Distribution; provided, however, that any license granted to a Third Party Licensee may be made for the life of the patent rights underlying such grant and all such licenses shall survive expiration of this Section 3.11(c)(ii) and remain in full force and effect for the duration of the license as specified in such license.

                   (I) Anything contained herein to the contrary notwithstanding, the rights granted between the parties under this
         Section 3.11(c)(ii) are personal and nontransferable by either party to any other Person, whether or not in connection with the sale of any party's business or any portion thereof. The rights granted between the parties under this Section 3.11(c)(ii) shall terminate upon a Change in Control of either party; provided, however, that licenses granted prior to such termination shall remain in full force and effect for the duration of the license as specified in each such license.

                   (J) In any dispute between the parties arising under the provisions of this Section 3.11(c)(ii) with respect to the right to grant a license or the scope of such license, the General Counsel of Rockwell and the General Counsel of the Company will attempt a good faith resolution of such dispute within thirty days after either party notifies the other of such dispute. If such dispute is not resolved within thirty days of such notification, such dispute will be referred for resolution to the Chief Executive Officers of Rockwell and the Company whose joint decision will be final and binding on the parties. Notwithstanding anything contained in this Agreement to the contrary, this Section 3.11(c)(ii)(J) shall be the parties' exclusive remedy with respect to claims arising under the provisions of this Section 3.11(c).

                   (iii) Upon the occurrence of either (x) any dispute involving intellectual property in which a party would be entitled to act as Third Party Licensor under Section 3.11(c)(ii), including a pre-litigation dispute, or (y) any alleged infringement by a third party competitor of the intellectual property rights licensed pursuant to Section 3.11(a), 3.11(b) or 3.11(h) relating to the field of business of the licensee, the party that would be entitled to act as Third Party Licensor under Section 3.11(c)(ii) or that is licensed to use the other Group's intellectual property rights under the provisions of Section 3.11(a), 3.11(b) or 3.11(h) (in either case, the "Enforcing Party"), may request from the other party who is the Owner or the licensor of the applicable intellectual property, as the case may be (in either case, the "Licensor"), the right to enforce patent(s) owned by the Licensor at the Time of Distribution or licensed to and enforceable by the Licensor at the Time of Distribution against a third party, but only during the five-year period following the Distribution Date and subject to strict compliance with the provisions of this Section 3.11(c)(iii), each of which is material. Upon any alleged infringement of intellectual property rights licensed pursuant to Section 3.11(a), 3.11(b) or 3.11(h), enforcement shall be limited to enforcement of the applicable intellectual property licensed under such provisions. The enforcement rights granted hereunder are not in lieu of seeking the grant of a license from the Owner under the provisions of Section 3.11(c)(ii).

                   (A) The Licensor requested to commence enforcement pursuant to this Section 3.11(c)(iii) may either initiate suit against the alleged infringer as co-plaintiff with the Enforcing Party or assign to the Enforcing Party the intellectual property rights necessary for the Enforcing Party to initiate suit in its own name as plaintiff along with the rights necessary to obtain remedies for past infringement. The Licensor will cooperate as reasonably required for the Enforcing Party to resolve the controversy with the third party and, if necessary, to enforce the intellectual property rights, whether as co-plaintiff with the Enforcing Party or as assignor to the Enforcing Party, provided that all costs to the Licensor occasioned thereby shall be promptly and fully paid by the Enforcing Party.

                   (B) If the Licensor elects to commence suit along with the Enforcing Party as co-plaintiff as provided in clause (A) above, the Enforcing Party shall be responsible for all costs for prosecution of the suit and shall control prosecution of the suit through settlement or judgment as the Enforcing Party considers appropriate; provided, however, that the Licensor may, at its own expense, be represented by its own counsel and participate in the proceedings and any settlement, subject to the Enforcing Party's right of control.

                   (C) If the Licensor elects to assign the intellectual property rights to the Enforcing Party as provided in clause (A) above, any such assignment shall be subject to the reservation to the Licensor of an irrevocable, freely assignable, royalty-free, world-wide license to practice the assigned intellectual property rights in the Licensor's business on terms and conditions agreed to by the parties. Should the Licensor nevertheless be joined in any suit as a proper or necessary party, the Enforcing Party shall bear all costs and expenses of the Licensor associated with such enforcement and shall indemnify and hold harmless the Licensor from and against any and all Indemnifiable Losses it or its Representatives may suffer on account of enforcement of such intellectual property rights.

                   (D) With respect to the enforcement of intellectual property rights pursuant to this Section 3.11(c)(iii), the Enforcing Party shall retain recoveries for damages suffered as the result of a third party's infringement to the extent such infringement relates to the Enforcing Party's business. All other recoveries for damages shall be retained by the Licensor.

                   (E) Anything contained herein to the contrary notwithstanding, the Licensor will not be required to initiate suit, assign intellectual property rights to the Enforcing Party or otherwise cooperate in the enforcement of intellectual property rights (1) if the putative defendant or party against which enforcement is sought is a duly authorized licensee or sublicensee of the Licensor under the intellectual property rights sought to be enforced by the Enforcing Party or (2) other than with respect to enforcement of intellectual property rights licensed pursuant to Section 3.11(a), 3.11(b) or 3.11(h), for any reason set forth in Sections 3.11(c)(ii)(B)(1) through (9).

                   (F) The Enforcing Party's right to commence enforcement of intellectual property rights pursuant to this Section 3.11(c)(iii) shall expire five years after the Distribution Date (it being understood that proceedings in respect of enforcement of such rights which were initiated pursuant this Section 3.11(c)(iii) prior to the expiration of such five-year period may continue after the expiration thereof).

                   (G) Anything contained herein to the contrary notwithstanding, the enforcement rights granted under this Section 3.11(c)(iii) are personal and nontransferable by either party to any other Person, whether or not in connection with the sale of any party's business or any portion thereof. The enforcement rights granted between the parties under this Section 3.11(c)(iii) shall terminate upon a Change in Control of either party.

                   (d)(i) For purposes of this Section 3.11(d), the following terms will have the following definitions:

                        (A) "Administrative Services" means services pertaining
              to personnel, payroll, property management, benefits, human resource management, financial planning, case docketing and management, contract and subcontract management, facilities management, proposal activities and other similar services.

                        (B) "Administrative Services Software" means software
              originated internally and owned by Rockwell or any of its Subsidiaries (including, without limitation, members of the Company Group) prior to the Time of Distribution and relating to the provision of Administrative Services to the Semiconductor Business immediately prior to the Time of Distribution, regardless of where ownership of such software vests after the Time of Distribution. Administrative Services Software also shall include materials and documentation supplied by one party to the other pursuant to clause (iv) of this Section 3.11(d).

                        (C) "Transition Period" means the period from the Time
              of Distribution until the termination or expiration of the provision of services pursuant to the Transition Agreement.

              (ii) Anything contained herein to the contrary notwithstanding, the following licenses shall govern the licensing of Administrative Services Software. Effective as of the Time of Distribution, Rockwell, on behalf of itself and the Rockwell Subsidiaries, hereby grants to the Company a royalty-free, world-wide, irrevocable non-exclusive license under Administrative Services Software which constitutes Rockwell Assets and which is owned by the Rockwell Group or under which the Rockwell Group has a right to license without the payment of royalties to a third party immediately after the Time of Distribution to use such Administrative Services Software only for the internal business purposes of the Company Group, including the right to sublicense only to (x) members of the Company Group and (y) service providers to use the Administrative Services Software only for or on behalf of the Company Group. Effective as of the Time of Distribution, the Company, on behalf of itself and the Company Subsidiaries, hereby grants to Rockwell Science Center a royalty-free, world-wide, irrevocable, non-exclusive license under Administrative Services Software which constitutes Semiconductor Assets and which is owned by the Company Group or under which the Company Group has a right to license without the payment of royalties to a third party immediately after the Time of Distribution to use such Administrative Services Software for the internal business purposes of the Rockwell Group, including the right to sublicense only to (x) members of the Rockwell Group and (y) service providers to use the Administrative Services Software only for or on behalf of the Rockwell Group. Except as set forth in the preceding two sentences, the licenses granted pursuant to this Section 3.11(d) do not include the right to sublicense. Software originated or maintained during the Transition Period by a party and relating to the provision of Administrative Services to the other party pursuant to the




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         Transition Agreement shall be considered Administrative Services
         Software subject to the above licenses provided that the party to be licensed has paid a mutually agreeable share of the origination and/or maintenance costs for such software and requests during the Transition Period that such software be subject to such licenses.

              (iii) Each party shall have the right to use, disclose, perform, display, copy, distribute and make derivatives of the Administrative Services Software within the scope of the licenses granted herein. Title to Administrative Services Software and all rights therein, including, without limitation, all rights in patents, copyrights and trade secrets and any other intellectual property rights applicable thereto, shall remain vested in the party to which ownership is allocated pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, each licensed party agrees that it will not use, copy, disclose, sell, assign or sublicense, or otherwise transfer Administrative Services Software licensed to it under this Section 3.11(d) or any derivatives thereof, except as expressly provided in this Section 3.11(d).

              (iv) To the extent that a licensed party does not have copies of any Administrative Services Software or materials and documentation (such as source code listings, flow charts, user guides and programmer's guides) relating to the operation and maintenance of such Administrative Services Software to which the other party has ownership, such owning party shall, as soon as practicable after request of the licensed party, supply to the licensed party copies of such Administrative Services Software and any related operating and maintenance materials or documentation existing as of the Time of Distribution.

              (v) In the event that Administrative Services Software is used by the owner in the ordinary course of its business either associated or bundled with software owned or controlled by a third party (e.g., as a suite of software), without which the Administrative Services Software would be wholly or partly inoperable or otherwise unfit for its




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


         intended purposes, the grant of the licenses under the provisions of this Section 3.11(d) shall not be construed as an implied license to use the software of such a third party or as an undertaking on the part of the owner of the Administrative Services Software to obtain a license to permit the use of such third party software.

              (e)(i) For purposes of this Section 3.11(e), "Application Software" means software originated internally and owned by Rockwell or any of its Subsidiaries (including, without limitation, members of the Company Group) prior to the Time of Distribution and relating to computer-aided-design or other similar engineering or technical analysis functions and related tools or utilities, regardless of where ownership of such software vests after the Time of Distribution. Anything contained herein to the contrary notwithstanding, Application Software does not include any Administrative Services Software.

              (ii) Anything contained herein to the contrary notwithstanding, the following licenses shall govern the licensing of Application Software. Effective as of the Time of Distribution, Rockwell, on behalf of itself and the Rockwell Subsidiaries, hereby grants to the Company a royalty-free, world-wide, irrevocable, non-exclusive license under Application Software which constitutes Rockwell Assets and which is owned by the Rockwell Group or under which the Rockwell Group has a right to license without the payment of royalties to a third party immediately after the Time of Distribution to use, disclose, perform, display, copy, distribute and make derivatives of such Application Software, in any form, in connection with the Semiconductor Business or any related extensions or expansions thereof to the same extent as was done in the Semiconductor Business at the Time of Distribution, and the Company may sublicense only to (x) members of the Company Group and (y) suppliers, subcontractors and Affiliates of the Company Group only in connection with work performed by them for the Company Group to the same extent as was done in the Semiconductor Business at the Time of Distribution. Effective as of the Time of Distribution, the Company, on behalf of itself and the Company Subsidiaries, hereby grants to Rockwell Science Center a royalty-free, world-wide, irrevocable, non-exclusive license under Application Software which constitutes Semiconductor Assets and which is owned by the Company Group or under which the Company Group has a right to license without the payment of royalties to a third party immediately after the Time of Distribution to use, disclose, perform, display, copy, distribute and make derivatives of such Application Software, in any form, in connection with businesses of the Rockwell Group or any related extensions or expansions thereof to the same extent as was done in businesses of the Rockwell Group (other than the Semiconductor Business) at the Time of Distribution, and Rockwell Science Center may sublicense only to (x) members of the Rockwell Group and (y) suppliers, contractors and Affiliates of the Rockwell Group only in connection with work performed by them for the Rockwell Group to the same extent as was done in businesses of the Rockwell Group (other than the Semiconductor Business) at the Time of Distribution. Except as set forth in the preceding two sentences, the licenses granted pursuant to this Section 3.11(e) do not include the right to sublicense.

              (iii) Title to Application Software and all rights therein, including, without limitation, all rights in patents, copyrights and trade secrets and any other intellectual property rights applicable thereto, shall remain vested in the party to which ownership is allocated pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, each licensed party agrees that it will not use, copy, disclose, sell, assign, sublicense or otherwise transfer Application Software licensed to it under this Section 3.11(e) or any derivatives thereof, except as expressly provided in this Section 3.11(e).

              (iv) In the event that Application Software is used by the owner in the ordinary course of its business either associated or bundled with software owned or controlled by a third party (e.g., as a suite of software), without which the Application Software would be wholly or partly inoperable or otherwise unfit for its intended purposes, the grant of the licenses under the provisions of this Section 3.11(e) shall not be construed as an implied license




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


         to use the software of such a third party or as an undertaking on the part of the owner of the Application Software to obtain a license to permit the use of such third party software.

              (f) If any member of the Rockwell Group requires a license with respect to any of the intellectual property contained in the Semiconductor Assets which is not covered by this Section 3.11 with respect to its businesses existing at the Time of Distribution, or if any member of the Company Group requires a license with respect to any of the intellectual property contained in the Rockwell Assets which is not covered by this Section 3.11 with respect to its business existing at the Time of Distribution, upon notice of the party requiring such a license, the parties will negotiate in good faith the grant of such a license, upon reasonable terms, including royalties, permitting the requesting party to undertake activities in fields of use which do not have an adverse competitive effect on the businesses of the granting party and its Affiliates.

              (g)(i) Rockwell makes no representations or warranties of any kind with respect to the validity, scope or enforceability of any intellectual property rights licensed by Rockwell and the Rockwell Subsidiaries pursuant to this Section 3.11 and Rockwell has no obligation to file or prosecute any patent applications or maintain any patents in force in connection therewith. Rockwell will, at no cost to the Company Group, promptly execute or cause a member of the Rockwell Group promptly to execute such further documents as the Company may reasonably request as necessary or desirable to carry out the terms of this Section 3.11. Notwithstanding anything contained herein to the contrary, this Section 3.11 will not be applicable to any rights in and use of the names, trademarks, trade names and service marks "Rockwell" and "Rockwell International" and all corporate symbols and logos related thereto and all names, trademarks, trade names and service marks which include the words "Rockwell" or "Rockwell International" or any derivative thereof.

              (ii) The Company makes no representations or warranties of any kind with respect to the validity, scope or enforceability of any intellectual property




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


         rights licensed by the Company and the Company Subsidiaries pursuant to this Section 3.11 and the Company has no obligation to file or prosecute any patent applications or maintain any patents in force in connection therewith. The Company will, at no cost to Rockwell, promptly execute or cause a member of the Company Group promptly to execute such further documents as Rockwell may reasonably request as necessary or desirable to carry out the terms of this Section 3.11.

              (h)(i) The parties acknowledge that the Company on behalf of itself and the Company Subsidiaries, has granted to Rockwell Science Center a royalty-free, world-wide, irrevocable, non-exclusive license under the CMOS Imager Technology and all intellectual property rights relating to the CMOS Imager Technology to make, have made, use, import, sell or otherwise dispose of products, or to practice any process in connection therewith, in all fields other than the field of the Semiconductor Business at the Time of Distribution, said non-exclusive license being transferable only by sublicenses to members of the Rockwell Group and in connection with the sale of all or any part of the Rockwell Group's businesses to which such intellectual property rights relate. To the extent that the Rockwell Group does not have copies of any information or materials relating to intellectual property rights licensed under this Section 3.11(h)(i), the Company will, upon reasonable request, supply to the Rockwell Group copies of any such information or materials relating to such intellectual property rights.

              (ii) From the Distribution Date through eighteen months after the Distribution Date, the Company will not, and will cause the Company Subsidiaries not to, sell, license or otherwise dispose of the CMOS Imager Technology or any intellectual property rights of the Company and the Company Subsidiaries relating thereto; provided, that with the prior written consent of Rockwell, which consent shall not be unreasonably withheld, the Company and any Company Subsidiary may license the CMOS Imager Technology.




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


              (iii) Notwithstanding anything contained herein to the contrary, if in any rolling three month period commencing after the Distribution Date and ending prior to achievement of Commercialization of the CMOS Imager Technology by the Company, the Company shall not have met the criteria for Development of the CMOS Imager Technology set forth in
         Section 3.11(h)(v) during such rolling three month period, then, immediately at the end of such rolling three month period, the Company and the Company Subsidiaries shall (at no cost to Rockwell or any of its Affiliates) assign, convey and transfer to Rockwell Science Center the Company's and the Company Subsidiaries' right, title and interest in and to all CMOS Imager Technology and all intellectual property rights of the Company and the Company Subsidiaries relating thereto (including enhancements thereto and improvements thereof, whether or not patented or patentable), subject to a royalty-free, world-wide, irrevocable, non-exclusive license under such CMOS Imager Technology and intellectual property rights in favor of the Company to make, have made, use, import, sell or otherwise dispose of products, or to practice any process in connection therewith, in the business of the Company Group being conducted at the time of such transfer or any related extensions or expansions thereof; said non-exclusive license being transferable only by sublicenses to members of the Company Group and in connection with the sale of all or any part of the Company Group's businesses to which such intellectual property rights relate.

              (iv) Notwithstanding anything contained herein to the contrary, if by eighteen months after the Distribution Date, the Company shall not have caused Commercialization of the CMOS Imager Technology, then, on the date which is eighteen months after the Distribution Date, the Company and the Company Subsidiaries shall (at no cost to Rockwell or any of its Affiliates) assign, convey and transfer to Rockwell Science Center the Company's and the Company Subsidiaries' right, title and interest in and to all CMOS Imager Technology and all intellectual property rights of the Company and the Company Subsidiaries relating thereto (including enhancements thereto and improvements thereof, whether or not patented or patentable), subject to a royalty-free, world-wide, irrevocable, non-exclusive license under such CMOS Imager Technology and intellectual property rights in favor of the Company to make, have made, use, import, sell or otherwise dispose of products, or to practice any process in connection therewith, in the business of the Company Group being conducted at the time of such transfer or any related extensions or expansions thereof; said non-exclusive license being transferable only by sublicenses to members of the Company Group and in connection with the sale of all or any part of the Company Group's businesses to which such intellectual property rights relate.

              (v) For purposes of this Section 3.11(h), the term "Commercialization" shall mean (a) the production and sale by the Company and the Company Subsidiaries each month for six consecutive months during the period commencing on the Distribution Date and ending eighteen months thereafter, of commercially significant quantities of devices made in accordance with the CMOS Imager Technology or having such CMOS Imager Technology embedded within such devices, in a manner and to an extent that the use or incorporation of such CMOS Imager Technology serves as a source of differentiation from other competitive products or devices or (b) the Company and the Company Subsidiaries achieving one or more "design wins" (as that term is used in the trade) having a substantial likelihood of producing the result specified in clause (a) of this sentence.

              (vi) For purposes of this Section 3.11(h), the criteria for Development of the CMOS Imager Technology shall be the investment, including budgeted allocations by the Company and the Company Subsidiaries, of at least $600,000 for the continuing and ongoing improvement of the CMOS Imager Technology in each rolling three month period commencing after the Distribution Date. Funding by the Company of research and development services at Rockwell Science Center pursuant to Section 2 of the Transition Agreement shall not be included within the calculation of the investment required by this Section 3.11(h)(vi).

              (vii) Notwithstanding anything contained herein to the contrary, if prior to the date which




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


         is eighteen months after the Distribution Date, any obligations under the Credit Agreement shall have been accelerated (other than a voluntary termination or prepayment of the Credit Agreement by the Company), then the Company and the Company Subsidiaries shall immediately upon such acceleration (at no cost to Rockwell or any of its Affiliates) assign, convey and transfer to Rockwell Science Center the Company's and the Company Subsidiaries' right, title and interest in and to all CMOS Imager Technology and all intellectual property rights of the Company and the Company Subsidiaries relating thereto (including enhancements thereto and improvements thereof, whether or not patented or patentable), subject to a royalty-free, world-wide, irrevocable, non-exclusive license under such CMOS Imager Technology and intellectual property rights in favor of the Company to make, have made, use, import, sell or otherwise dispose of products, or to practice any process in connection therewith, in the business of the Company Group being conducted at the time of such transfer or any related extensions or expansions thereof; said non-exclusive license being transferable only by sublicenses to members of the Company Group and in connection with the sale of all or any part of the Company Group's businesses to which such intellectual property rights relate.

              (viii) Notwithstanding anything contained in any Transaction Agreement to the contrary, if Conexant cannot accommodate reasonable requirements of Rockwell with respect to quality, quantity, price or delivery schedule, Rockwell may, pursuant to Rockwell's "have made" rights set forth in Section 3.11(h)(i), qualify a third party manufacturing source with respect to CMOS Imager Technology products and procure CMOS Imager Technology products therefrom (it being understood that any transfer of technology from the Company to any third-party manufacturing source in connection therewith shall be subject to the Company's reasonable confidentiality restrictions and that Rockwell will be responsible for an aggregate of up to $100,000 of actual costs of the Company associated with such transfers of technology by the Company with the Company being responsible for all costs in excess of $100,000 in connection with such transfers; provided




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


         that the Company shall not be responsible for the costs directly attributable to the purchase or qualification of any products, all of which shall be borne by Rockwell).

              Section 3.12 Celeritas Account. Rockwell will, on behalf of the Company, make all deposits required to be made into the Celeritas Account after the Distribution Date pursuant to the Celeritas Court Order. Rockwell will be entitled to all funds and investments disbursed from the Celeritas Account. If at any time the Company or any of its Affiliates shall receive any disbursement of funds or investments from the Celeritas Account, the Company shall, within three days of receipt thereof, wire transfer to Rockwell (at Rockwell's bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, account number 102-3474) any and all such amounts received by the Company or any of its Affiliates.

              Section 3.13 Control of Celeritas Litigation. Anything contained herein to the contrary notwithstanding (including, without limitation, Section 4.05), Rockwell shall control all matters in respect of the Celeritas Litigation and may take or refrain from taking any actions which it deems appropriate, in its sole discretion, without the consent of or notice to the Company, in respect of the Celeritas Litigation (in all cases, whether or not Liabilities arising out of the Celeritas Litigation are Semiconductor Liabilities), and the Company and the Company Subsidiaries (i) will participate in the Celeritas Litigation only to the extent requested by Rockwell and (ii) will cooperate with and provide assistance to Rockwell (without charge to Rockwell) in respect thereof as and to the extent reasonably requested by Rockwell.

              Section 3.14 Newport Beach Lease. During such period as the Newport Beach Lease Guarantee shall be in effect, the Company shall not amend, supplement or modify any Operative Agreement or execute any new Operative Agreement (in each case, whether or not Rockwell is a party to any such agreement) without the prior written consent of Rockwell.




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



                                   ARTICLE IV

                        MUTUAL RELEASE; INDEMNIFICATION

              Section 4.01 Mutual Release. Effective as of the Time of Distribution and except as otherwise specifically set forth in the Transaction Agreements, each of Rockwell, on the one hand, and the Company, on the other hand, on its own behalf and on behalf of each of its respective Subsidiaries, hereby releases and forever discharges the other and its Subsidiaries, and its and their respective officers, directors, agents, Affiliates, record and beneficial security holders (including, without limitation, trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to (i) any Liabilities (including, without limitation, Liabilities with respect to indemnification or contribution) under the Transaction Agreements or assumed, transferred, assigned, allocated or arising under any of the Transaction Agreements (including, without limitation, any Liability that the parties may have with respect to indemnification or contribution pursuant to any Transaction Agreement for claims brought against the parties by third Persons) and will not affect any party's right to enforce the Transaction Agreements in accordance with their terms, (ii) any Liability arising from or relating to any agreement, arrangement, commitment or undertaking described in Section 3.03(b)(ii) (including, without limitation, Ordinary Course Intercompany Arrangements) or (iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01 (provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent such Person would




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


be released with respect to such Liabilities by this Section 4.01 but for to this clause (iii)).

              Section 4.02 Indemnification by Rockwell. Except as otherwise specifically provided in any Transaction Agreement and subject to the provisions of this Article IV, Rockwell shall indemnify, defend and hold harmless the Semiconductor Indemnitees from and against, and pay or reimburse, as the case may be, the Semiconductor Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Semiconductor Indemnitee based upon, arising out of, relating to or otherwise in connection with:

              (a) businesses of Rockwell, the Rockwell Subsidiaries and their respective predecessors (other than the Semiconductor Business) engaged in at or prior to the Time of Distribution, the Rockwell Assets or Liabilities of Rockwell or any Rockwell Subsidiary as of the Time of Distribution which are not Semiconductor Liabilities (including, without limitation, the failure by Rockwell or any other member of the Rockwell Group to pay, perform or otherwise discharge such Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to or are otherwise in connection with events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution;

              (b) any untrue statement or alleged untrue statement of a material fact contained in the sections of the Form 10 listed on Schedule 4.2, or any omission or alleged omission to state in such sections a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information relating to the Rockwell Group provided by Rockwell expressly for use in the sections of the Form 10 listed on Schedule 4.2;

              (c) the breach by any member of the Rockwell Group of any agreement or covenant contained in a Transaction Agreement which does not by its express terms expire at the Time of Distribution;

              (d) the use by members of the Rockwell Group of any trademarks, trade names or corporate symbols or




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logos pursuant to Section 3.09(d) or intellectual property licensed by the
Company and the Company Subsidiaries pursuant to Section 3.11;

              (e) in the event the Company or a Company Subsidiary is a Licensor that elects to assign intellectual property rights to a member of the Rockwell Group as provided in Section 3.11(c)(iii)(A), acts of the Enforcing Party taken to enforce, or in connection with the enforcement of, such intellectual property rights; or

              (f) the enforcement by the Semiconductor Indemnitees of their rights to be indemnified, defended and held harmless under this Agreement.

              Section 4.03 Indemnification by the Company. Except as otherwise specifically provided in any Transaction Agreement and subject to the provisions of this Article IV, the Company and the Company Subsidiaries shall indemnify, defend and hold harmless the Rockwell Indemnitees from and against, and pay or reimburse, as the case may be, the Rockwell Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Rockwell Indemnitee based upon, arising out of, relating to or otherwise in connection with:

                   (a) the Semiconductor Business, the Semiconductor Assets or the Semiconductor Liabilities (including, without limitation, (i) any guarantees or obligations to assure performance or perform given or made by, or other Liabilities of, Rockwell or any Rockwell Subsidiary with respect to the Semiconductor Business, (ii) the failure by the Company or any other member of the Company Group to pay, perform or otherwise discharge Semiconductor Liabilities in accordance with their terms, (iii) any Liabilities relating to the Semiconductor Business for which Rockwell has agreed to indemnify BNA and certain other Persons pursuant to the Boeing Post-Closing Covenants Agreement and (iv) any Liabilities relating to the Semiconductor Business for which Rockwell has agreed to indemnify Meritor and certain other Persons pursuant to the Meritor Distribution Agreement), whether such Indemnifiable Losses are based upon, arise out of or relate to or are otherwise in connection with events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution;

                   (b) any untrue statement or alleged untrue statement of a material fact contained in the Form 10, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except in each case with respect to information relating to the Rockwell Group provided by Rockwell expressly for use in the sections of the Form 10 listed on Schedule 4.2;

                   (c) the breach by any member of the Company Group of any agreement or covenant contained in a Transaction Agreement which does not by its express terms expire at the Time of Distribution;

                   (d) the use by members of the Company Group of any trademarks, trade names or corporate symbols or logos pursuant to
         Section 3.09(b) or intellectual property licensed by Rockwell and the Rockwell Subsidiaries pursuant to Section 3.11;

                   (e) in the event Rockwell or a Rockwell Subsidiary is a Licensor that elects to assign intellectual property rights to a member of the Company Group as provided in Section 3.11(c)(iii)(A), acts of the Enforcing Party taken to enforce, or in connection with the enforcement of, such intellectual property rights;

                   (f) the enforcement by the Rockwell Indemnitees of their rights to be indemnified, defended and held harmless under this Agreement;

                   (g) 50% of the Western Atlas Litigation Expenses; or

                   (h) all Liabilities in respect of the Western Atlas Litigation (other than Western Atlas Litigation Expenses which are covered by clause (h) above) pursuant to (x) a final and non-appealable order, decree or judgment by a court of competent jurisdiction in respect of the Western Atlas Litigation or (y) a settlement arrangement which is approved in writing by the Company (which approval shall not be unreasonably withheld) in respect of the Western Atlas Litigation, in each case, which are reasonably allocated by Rockwell to the Company based upon the portion of such Liabilities relating to products containing chipsets supplied by the Semiconductor Business other than chipsets supplied by the Semiconductor Business to other businesses of Rockwell.

              Section 4.04 Limitations on Indemnification Obligations. (a) The amount which any party (an "Indemnifying Party") is or may be required to pay to an Indemnitee in respect of Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including, without limitation, Insurance Proceeds actually received) by or on behalf of such Indemnitee (net of increased insurance premiums and charges related directly and solely to the related Indemnifiable Losses and costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts) in respect of such Indemnifiable Losses or other Liability (such net amounts are referred to herein as "Indemnity Reduction Amounts"). If any Indemnitee receives any Indemnity Reduction Amounts in respect of an Indemnifiable Loss for which indemnification is provided under this Agreement after the full amount of such Indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnifiable Loss and such Indemnity Reduction Amounts exceeds the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (A) the amount theretofore paid by the Indemnifying Party in respect of such Indemnifiable Loss, less (B) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof.

              (b) In determining the amount of any Indemnifiable Losses, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnitee arising from the incurrence or payment by the Indemnitee of such Indemnifiable Losses and (ii) increased to take into account any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnitee as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses. It is the intention of the parties to this Agreement that indemnity payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax Authority (as defined in the Tax Allocation Agreement), except to the extent that a final determination (as defined in
Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

              Section 4.05 Procedures Relating to Indemnification. (a) If a claim or demand is made against an Indemnitee, or an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a "Third Party Claim"), such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly (and in any event within 20 business days) after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee will deliver to the Indemnifying Party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including, without limitation, court papers) received or transmitted by the Indemnitee relating to the Third Party Claim.

              (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided that, if in the Indemnitee's reasonable judgment a conflict of interest exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitee will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnitees similarly situated) shall be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all developments relating to or in connection with such Third Party Claim (including, without limitation, providing to the Indemnitee on request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including, without limitation, reasonable legal fees and expenses, of the Indemnifying Party), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

              (c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee's prior written consent (which consent will not be unreasonably withheld); provided, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or (y) that, in the reasonable opinion of the Indemnitee, would otherwise materially adversely affect the Indemnitee. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld).

              (d) Any claim on account of Indemnifiable Losses which does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. Any notice pursuant to this Section 4.05(d) will contain a statement, in prominent and conspicuous type, that if the Indemnifying Party does not dispute its liability to the Indemnitee with respect to the claim made in such notice by notice to the Indemnitee prior to the expiration of a 30-calendar-day period following the Indemnifying Party's receipt of the second notice of such claim, the claim shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnitee has provided the Indemnifying Party two such notices not less than 30 days apart and the Indemnifying Party does not notify the Indemnitee prior to the expiration of a 30-calendar-day period following its receipt of the second such notice that the Indemnifying Party disputes its liability to the Indemnitee under this Agreement, such claim specified by the Indemnitee in such notice will be conclusively deemed a liability of the Indemnifying Party under this Agreement and the Indemnifying Party will pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations by the 120th day after notice of such claim was given to the Indemnifying Party, the Indemnifying Party and the Indemnitee will be free to pursue such remedies as may be available to such parties under this Agreement or under applicable law.

              (e) In the event of payment in full by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

              (f) Notwithstanding anything contained herein to the contrary, Rockwell will control the defense of the




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


Western Atlas Litigation with counsel selected by Rockwell. The Company will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Rockwell, it being understood that Rockwell will control such defense. Rockwell will supply to the Company copies of all material correspondence and documents relating to or in connection with the Western Atlas Litigation and will keep the Company reasonably informed of all material developments relating to or in connection therewith. The Company shall cooperate in the defense of the Western Atlas Litigation, including, without limitation, the retention and provision (upon Rockwell's request) of records and information which are relevant to the Western Atlas Litigation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company will also promptly provide Rockwell with copies of all materials received by the Company (other than from Rockwell or any of its Subsidiaries) relating to the Western Atlas Litigation. Rockwell will on a monthly basis deliver to the Company a statement setting forth the Western Atlas Litigation Expenses for which the Company is obligated to indemnify Rockwell, and within 30 days of receipt of such statement, the Company shall pay Rockwell the amounts set forth on such statement as due by the Company. At the request of the Company, Rockwell will provide to the Company reasonably detailed documentation evidencing the incurrence of the Western Atlas Litigation Expenses set forth on such statement.

              Section 4.06 Remedies Cumulative. The remedies provided in this
Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

              Section 4.07 Survival of Indemnities. The obligations of each of Rockwell and the Company under this Article IV will not terminate at any time and will survive the sale or other transfer by any party of any assets or businesses or the assignment by any party of any Liabilities with respect to any Indemnifiable Losses of the other related to such assets, businesses or Liabilities.

              Section 4.08 Exclusivity of Tax Allocation Agreement. Notwithstanding anything in this Agreement to the contrary, the Tax Allocation Agreement will be the exclusive agreement among the parties with respect to all Tax matters, including, without limitation, indemnification in respect of Tax matters.


                                    ARTICLE V

                             ACCESS TO INFORMATION

              Section 5.01 Access to Information. From and after the Time of Distribution, Rockwell will, and will cause each Rockwell Subsidiary to, afford to the Company and its Representatives (at the Company's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within Rockwell's possession or control or in the possession or control of a Rockwell Subsidiary relating to the Company, any Company Subsidiary or the Semiconductor Business, insofar as such access is reasonably required by the Company or any Company Subsidiary, subject to the provisions below regarding Privileged Information. From and after the Time of Distribution, the Company will, and will cause each Company Subsidiary to, afford to Rockwell and its Representatives (at Rockwell's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within the Company's possession or control or in the possession or control of a Company Subsidiary relating to Rockwell, any Rockwell Subsidiary or the businesses of the Pre-Distribution Group, insofar as such access is reasonably required by Rockwell or any Rockwell Subsidiary, subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Article V for audit, accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

              In furtherance of the foregoing:

              (a) Each party acknowledges that (i) each of Rockwell and the Company (and the members of the Rockwell Group and the Company Group, respectively) has or may obtain Privileged Information; (ii) there are a number of Actions affecting one or more of the members of the Rockwell Group and the Company Group; (iii) the parties may have a common legal interest in Actions, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case relating to the business of the Rockwell Group or the Company Group; and (iv) both Rockwell and the Company intend that the transactions contemplated by the Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

              (b) Each of Rockwell and the Company agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the business of the Company Group or the Rockwell Group, respectively, without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld. In the event of a disagreement between any member of the Rockwell Group and any member of the Company Group concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement.

              (c) Upon any member of the Rockwell Group or any member of the Company Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise which requests disclosure of Privileged Information, in each case relating to the business of the Company Group or the Rockwell Group, respectively, the recipient of the notice will promptly provide to the other party (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 5.01(b), the parties will cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

              Section 5.02 Production of Witnesses. Subject to Section 5.01, after the Time of Distribution, each of Rockwell and the Company will, and will cause each member of the Rockwell Group and the Company Group, respectively, to, make available to the other party and its Subsidiaries, upon written request and at the cost and expense of the party so requesting, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such Representatives) in connection with any Actions or other proceedings in which the requesting party may from time to time be involved, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

              Section 5.03 Retention of Records. Except as otherwise required by law or agreed to in writing, if any Information relating to the business, assets or Liabilities of a member of a Group is retained by a member of the other Group, each of Rockwell and the Company will, and will cause the members of the Group of which it is a member to, retain for the period required by the applicable Rockwell records retention policy in effect immediately prior to the Time of Distribution all such Information in such Group's possession or under its control. In addition, after the expiration of such required retention period, if any member of either Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (1) Rockwell or the Company, on behalf of the member of its Group that is proposing to dispose of or destroy any such Information, will provide no less than 30 days' prior written notice to the other party, specifying in reasonable detail the Information proposed to be destroyed or disposed of, and (2) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party whose Group is proposing to dispose of or destroy such Information promptly will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

              Section 5.04 Confidentiality. Subject to Section 5.01, which shall govern Privileged Information, from and after the Time of Distribution, each of Rockwell




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


and the Company shall hold, and shall use reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group in its possession or control or furnished to it by such other party's Group pursuant to the Transaction Agreements or the transactions contemplated thereby and will not release or disclose such Information to any other Person, except its Affiliates and Representatives, who will be bound by the provisions of this Section 5.04; provided, however, that any member of the Rockwell Group or the Company Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed), or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by such Person, (ii) in the public domain through no fault of such Person or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror, or on the part of the acquiror. Each party acknowledges that it will be liable for any breach of this Section 5.04 by its Representatives to whom such Information is disclosed by such party. Notwithstanding the foregoing, each of Rockwell and the Company will be deemed to have satisfied its obligations under this Section 5.04 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.




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

                                   ARTICLE VI

                                 MISCELLANEOUS

                  Section 6.01 Entire Agreement; Construction. This Agreement and the Ancillary Agreements, including, without limitation, any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Transaction Agreements to the contrary, (i) in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Employee Matters Agreement or the Tax Allocation Agreement, the provisions of the Employee Matters Agreement or the Tax Allocation Agreement, as appropriate, will control and (ii) in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Conveyance and Assumption Instruments, the provisions of this Agreement will control.

                  Section 6.02 Survival of Agreements. Except as otherwise contemplated by the Transaction Agreements, all covenants and agreements of the parties contained in the Transaction Agreements will remain in full force and effect and survive the Time of Distribution.

                  Section 6.03 Expenses. Except as otherwise set forth in any Transaction Agreement, all out-of-pocket costs and expenses incurred through the Time of Distribution in connection with the Distribution, the preparation, execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby will be charged to and paid by Rockwell (other than (i) the out-of-pocket costs and expenses of and related to the Company's credit facilities, (ii) $1 million for out-of-pocket costs and expenses relating to consultants retained by the Company in connection with the Distribution and
(iii) out-of-pocket costs and expenses to the extent the same relate to operations of the Semiconductor Business subsequent to the Time of Distribution (whether the costs and expenses described in clauses (i), (ii) or (iii) are incurred




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


and/or paid before, at or after the Time of Distribution), which costs and expenses described in clauses (i), (ii) and (iii) will be charged to and paid by the Company). Within ten days after the Distribution Date, the Company will reimburse Rockwell (by wire transfer to Rockwell's bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, account number 102-3474) for all amounts in respect of out-of-pocket costs and expenses described in clauses (i) and (ii) of the preceding sentence (including, without limitation, all underwriting and other fees in respect of the Company's credit facilities) paid by Rockwell or any of its Subsidiaries before or at the Time of Distribution (the parties acknowledge that the out-of-pocket costs and expenses described in clause (ii) of the preceding sentence were paid by Rockwell prior to the Time of Distribution and will be included in such reimbursement). Promptly after Rockwell's request therefor, the Company will reimburse Rockwell (by wire transfer to the same bank account referred to in the preceding sentence) for all out-of-pocket costs and expenses described in clauses (i), (ii) and (iii) of the first sentence of this Section 6.03 paid by Rockwell or any of its Subsidiaries before, at or after the Time of Distribution (other than as previously reimbursed by the Company pursuant to the preceding sentence). Except as otherwise set forth in any Transaction Agreement, all out-of-pocket costs and expenses incurred following the Time of Distribution in connection with implementation of the transactions contemplated by the Transaction Agreements will be charged to and paid by the party for whose benefit the expenses are incurred, with any out-of-pocket expenses which cannot be allocated on such basis to be split equally between the parties.

              Section 6.04 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          Section 6.05 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand or telecopied or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed




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


given when so delivered by hand or telecopied, or three business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                        (a)      If to Rockwell:

                                 Rockwell International Corporation
                                 600 Anton Boulevard
                                 Costa Mesa, California  92626

                                 Attention:  Mr. W. Michael Barnes
                                             Senior Vice President,
                                             Finance and Planning and
                                             Chief Financial Officer
                                 Telecopy:   (714) 424-4218

                                          with a copy to:

                                 Rockwell International Corporation
                                 600 Anton Boulevard
                                 Costa Mesa, California  92626

                                 Attention:  William J. Calise, Jr., Esq.
                                             Senior Vice President,
                                             General Counsel and
                                             Secretary
                                 Telecopy:   (714) 424-4265

                        (b)      If to the Company:

                                 Conexant Systems, Inc.
                                 4311 Jamboree Road
                                 Newport Beach, California 92660-3095

                                 Attention:  Mr. Dwight W. Decker
                                             Chairman and Chief
                                             Executive Officer
                                 Telecopy:   (949) 483-4318




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


                                          with a copy to:

                                 Conexant Systems, Inc.
                                 4311 Jamboree Road
                                 Newport Beach, California 92660-3095

                                 Attention: Dennis E. O'Reilly, Esq.
                                            Senior Vice President,
                                            General Counsel and
                                            Secretary
                                 Telecopy:  (949) 483-3018


              Section 6.06 Consent to Jurisdiction. Each of Rockwell and the Company irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of the Transaction Agreements or any transaction contemplated thereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of Rockwell and the Company further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party's respective address set forth in Section 6.05 will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of Rockwell and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the Transaction Agreements or the transactions contemplated thereby in (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

              Section 6.07 Amendments. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by Rockwell and the Company.




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


              Section 6.08 Assignment. Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party in its sole and absolute discretion, except that, other than as expressly provided herein, any party may (without obtaining any consent) assign any of its rights hereunder to a successor to all or any part of its business. Any such conveyance, assignment or transfer requiring the prior written consent of another party which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

              Section 6.09 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to annexes or schedules are to annexes and schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any annex or schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or "$" shall mean United States Dollars.

              Section 6.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

              Section 6.11 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that the provisions of Sections 4.02 and 4.03 hereof shall inure to the benefit of the Persons referred to therein.

              Section 6.12 Schedules. All annexes and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

              Section 6.13 Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of the Rockwell Board without the approval of the Company or of Rockwell's shareowners. In the event of such termination, no party will have any liability of any kind to any other party on account of such termination.

              Section 6.14 Waivers; Remedies. The conditions to Rockwell's obligation to consummate the Distribution are for the sole benefit of Rockwell and may be waived in writing by Rockwell in whole or in part in Rockwell's sole discretion. No failure or delay on the part of either Rockwell or the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Rockwell or the Company of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

              Section 6.15 Further Assurances. From time to time after the Distribution, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by the Transaction Agreements.

              Section 6.16 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

              Section 6.17 Performance. Each party will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such party.

              Section 6.18 Currency Calculations. Following the Distribution Date, for purposes of calculating the United States Dollar equivalent of any amount payable under any Transaction Agreement which is denominated in a currency other than United States Dollars, the New York foreign exchange selling rate applicable to such currency will be used, as published in the Wall Street Journal, New York Edition, for the second business day preceding the earlier of the date such payment is due or the date such payment is made (it being understood that this Section 6.18 shall not apply to the conversion of foreign currency balances made as of the

Distribution Date in accordance with standard Rockwell accounting practices and procedures, including, without limitation, calculations made in respect of the Recorded Amount).

              IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

                                   ROCKWELL INTERNATIONAL CORPORATION


                                   By:    /s/ William J. Calise, Jr.
                                      ---------------------------------------
                                          William J. Calise, Jr.
                                          Senior Vice President, General
                                            Counsel and Secretary

                                   CONEXANT SYSTEMS, INC.


                                    By:    /s/ Dwight W. Decker
                                       --------------------------------------
                                           Dwight W. Decker
                                           Chairman and Chief
                                             Executive Officer